                                                                   EXHIBIT 10.67


                                     LEASE
                                     -----

                                 BY AND BETWEEN

                         ARE-50 WEST WATKINS MILL, LLC

                                      AND

                                GENE LOGIC INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE
                                                                           ----

1.     Lease of Premises.                                                     1
2.     Basic Lease Provisions.                                                1
3.     Term.                                                                  3
4.     Possession and Commencement Date.                                      3
5.     Rent.                                                                  4
6.     Rent Adjustments.                                                      5
7.     Operating Expenses.                                                    5
8.     Intentionally omitted.                                                 9
9.     Security Deposit.                                                     10
10.    Use.                                                                  11
11.    Brokers.                                                              14
12.    Holding Over.                                                         15
13.    Taxes on Tenant's Property.                                           15
14.    Condition of Demised Premises.                                        16
15.    Common Areas and Parking Facilities.                                  16
16.    Utilities and Services.                                               16
17.    Alterations.                                                          18
18.    Repairs and Maintenance.                                              20
19.    Liens.                                                                21
20.    Indemnification and Exculpation.                                      22
21.    Insurance - Waiver of Subrogation.                                    23
22.    Damage or Destruction.                                                24
23.    Eminent Domain.                                                       26
24.    Tenant's Default and Landlord's Remedies.                             27
25.    Assignment or Subletting.                                             30
26.    Intentionally omitted.                                                34
27.    Bankruptcy.                                                           34
28.    Definition of Landlord.                                               34
29.    Estoppel Certificate.                                                 35
30.    Intentionally omitted.                                                35
31.    Limitation of Landlord's Liability.                                   35
32.    Project Control by Landlord.                                          36
33.    Quiet Enjoyment.                                                      37
34.    Intentionally Omitted.                                                37
35.    Subordination and Attornment.                                         37
36.    Surrender.                                                            38
37.    Waiver and Modification.                                              38
38.    Intentionally omitted.                                                38
39.    Intentionally omitted.                                                38
40.    Hazardous Materials.                                                  38
41.    Intentionally omitted.                                                41
42.    Options to Extend Term.                                               41
43.    Miscellaneous.                                                        42

EXHIBITS
--------
A      Legal Description and Site Plan
B      Work Letter
C      Rules and Regulations
D      Estoppel Certificate
E      Form of Acknowledgement
F      Form of Non-Disturbance Agreement
G      Parking

                                     LEASE

       THIS LEASE is made as of July 21, 2000, by and between ARE-50 WEST WATKINS MILL, LLC, a Delaware limited liability company (hereinafter called "LANDLORD") and GENE LOGIC INC., a Delaware corporation (hereinafter called "TENANT").

       1.     Lease of Premises.

              1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, that certain building located at the address set forth below (hereinafter called the "Demised Premises" or the "Building"). The real property upon which the Building is located, and all landscaping, parking facilities, and other improvements and appurtenances related thereto, are hereinafter collectively referred to as the "Project", the site plan and legal description for which are attached hereto as Exhibit "A." All portions of the Project which are for the non-exclusive use of tenants of the Building, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and Building lobbies, are hereinafter referred to as "Common Area". Promptly following the execution hereof, Landlord shall cause its architect to field measure the rentable square footage of the Building, such measurement to be certified in accordance with, at Landlord's option, either (a) the Building Owners and Managers Association method of measurement (ANSI 265.1 1996) or (b) GWCAR. In the event that the field measurement discloses that the rentable square footage of the Building is more than two percent (2%) larger or smaller than 57,410, appropriate rental adjustments shall be made by way of an amendment to this Lease. Landlord shall furnish to Tenant a copy of Landlord's architect's field measurement report.

       2.     Basic Lease Provisions.

              2.1 For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

                     2.1.1 Address of the Building: 50 West Watkins Mill Road Gaithersburg, MD 20878

                     2.1.2 Designation of Tenant's Demised Premises 100% of the Building as shown on Exhibit "A"

                     2.1.3  (a)    Rentable Area of Demised Premises: 57,410 sq.
                                   ft.

                            (b)    Rentable Area of Building/Project: 57,410 sq.
                                   ft.

                     2.1.4 Initial Basic Annual Rent: 57,410 sq. ft. x $14.50 per sq. ft. = $832,445, plus any additional Basic Annual Rent pursuant to
Section 8 of Exhibit "B" attached hereto; subject to the rental abatement set forth in Section 5.1 hereof.

                     2.1.5  Initial Monthly Rental Installments of Basic Annual
Rent: $69,370.42, plus any additional Basic Annual Rent pursuant to Section 8 of Exhibit "B" attached hereto.

                     2.1.6  Tenant's Pro Rata Share: 100.00% of the Building

                     2.1.7  (a)    Term Commencement Date: The date hereof

                            (b) Term Expiration Date: 120 months from the first day of the month following the month in which the Rent Commencement Date occurs

                     2.1.8  Security Deposit and Rent Deposit:

                            (a)    $208,111.30 and

                            (b)    $69,370.42

subject to application in accordance with Section 9.5 hereof.

                     2.1.9  Permitted Use: General office use,
bio-medical/bio-chemical laboratory use, storage and other incidental uses consistent with the foregoing named uses.

                     2.1.10 Address for Rent Payment:

                            Alexandria Real Estate Equities, Inc.
                            135 N. Los Robles Avenue, Suite 250
                            Pasadena, CA 91101
                            Attention: Accounts Receivable

                            Address for Notices to Landlord:

                            Alexandria Real Estate Equities, Inc.
                            135 N. Los Robles Avenue, Suite 250
                            Pasadena, CA 91101
                            Attention: General Counsel

                            Address for Notices to Tenant:

                            Gene Logic Inc.
                            708 Quince Orchard Road
                            Gaithersburg, Maryland 20878
                            Attention: Chief Financial Officer

                            With, in each case, a copy to:

                            Silverstein and Mullins, P.L.L.C.
                            a division of Buchanan Ingersoll, P.C.

                            1776 K Street, N.W.
                            Washington, D.C. 20006
                            Attention: Gary K. Bahena, Esq.

                     2.1.11 Guarantor of Lease: N/A

                     2.1.12 Space Plan Approval Date: N/A

                     2.1.13 The following Exhibits are attached hereto and incorporated herein: A, B, C, D, E, F and G.

       3.     Term.

              3.1 This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

              3.2 The term of this Lease (the "TERM") shall commence on the Term Commencement Date and shall expire on the Term Expiration Date subject to earlier termination of this Lease as provided herein.

       4.     Possession and Commencement Date.

              4.1 Landlord shall deliver two fully executed copies of the Lease and tender to Tenant possession of the Demised Premises no later than the fourth business day following the later of (i) the date of receipt by Landlord from Tenant of four (4) copies of this Lease executed by Tenant and (ii) the date the existing tenant of the Building vacates or surrenders same (the "DELIVERY DATE"). In the event that the Demised Premises have not been delivered to Tenant by August 4, 2000, then Tenant shall have the right to terminate this Lease by written notice received by Landlord within ten (10) business days thereafter.

              4.2 Notwithstanding anything to the contrary set forth elsewhere in this Lease, Tenant shall not have any obligation to pay to Landlord Basic Annual Rent in respect of the Demised Premises until the earlier of (the "RENT COMMENCEMENT DATE") (i) Tenant's occupancy and commencement of regular business operations within the Demised Premises or (ii) January 1, 2001 (such date, however, being extended by one day for each day following August 4, 2000 that Landlord has failed to make the Demised Premises available to Tenant for Tenant's work under the Work Letter and such date to be further extended by one day for each day of Landlord delay pursuant to Section 4.4 hereof).

              4.3 From and after the date hereof Tenant shall be permitted to enter upon the Demised Premises for the purposes of measurement and inspection. The terms of this Section 4.3 shall no longer be applicable following delivery of possession pursuant to Section 4.1 hereof.

              4.4 Notwithstanding anything to the contrary set forth elsewhere in this Lease, the Rent Commencement Date shall be extended by one day for each day that substantial completion of Tenant's Work and/or Tenant Performed Landlord Work (as such terms are defined in Exhibit "B") are delayed solely by the failure of Landlord to respond in a timely fashion to Tenant's requests for review and approval or to complete the Landlord Work (or coordinate same with Tenant) so as to avoid delaying Tenant's timely performance of the Tenant's Work and/or the Tenant Performed Landlord Work. Landlord shall have five (5) business days following receipt of Tenant's request for review and approval to review and approve or disapprove such request. Landlord and Tenant shall execute and deliver written acknowledgment of the actual Rent Commencement Date in the form of Exhibit "E." Further notwithstanding anything to the contrary contained in this Lease, the Rent Commencement Date shall be extended by 1 day for each day that the Landlord Work is not completed by January 1, 2001, or for Landlord Delay pursuant to Schedule 1-A.

              4.5 There shall be no charge to Tenant for Landlord's personnel or engineer in connection with Tenant moving in and moving out of the Building.

              4.6 The provisions governing the preparation of plans and the performance of Tenant's Work are set forth in Exhibit "B" attached hereto and made a part hereof.

       5.     Rent.

              5.1 Tenant agrees, commencing on the Rent Commencement Date, to pay Landlord as Basic Annual Rent for the Demised Premises the sum set forth in
Section 2.1.4 subject to the rental adjustments provided in Article 6 hereof. Basic Annual Rent shall be paid in the equal monthly installments set forth in
Section 2.1.5, subject to the adjustments to Basic Annual Rent provided in
Article 6 hereof and in Section 8 of the Work Letter, each in advance on the first day of each and every calendar month during the Term. Notwithstanding the foregoing, but subject to one additional day of abatement for each day of Landlord delay pursuant to Sections 4.2 and/or 4.4, monthly installments of the Basic Annual Rent set forth in Section 2.1.4 shall be abated for January, February and March and the rent due for April, 2001 shall be $45,638.75. Commencing with May 2001 and each month thereafter, subject to adjustment as herein provided, monthly installments of Basic Annual Rent shall be due and payable in the full amount of $69,370.42 as increased pursuant to Section 8 of the Work Letter. No Basic Annual Rent due in connection with the amortization of any portion of the $4,592,800 additional Allowance which may be used by Tenant pursuant to Section 8 of the Work Letter shall be abated pursuant any provision of this Lease, including this Section 5.1.

              5.2 In addition to Basic Annual Rent, Tenant agrees to pay to Landlord as additional rent ("ADDITIONAL RENT") at times hereinafter specified in this Lease (i) Tenant's pro rata share, as set forth in Section 2.1.6 ("TENANT'S PRO RATA SHARE") of Operating Expenses as provided in Article 7 and
(ii) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and lapse of applicable cure period.

              5.3 Basic Annual Rent and Additional Rent shall together be denominated "RENT". Rent shall be paid to Landlord, without abatement, deduction or offset in lawful money of the United States of America, at the office of Landlord as set forth in Section 2.1.10 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then current rate for such fractional month.

       6.     Rent Adjustments.

              6.1 Commencing with the monthly installment of Basic Annual Rent which is due on or after the first anniversary of the first day of the first full month following the Rent Commencement Date, and on the same day of every calendar year thereafter for so long as this Lease continues in effect, the Basic Annual Rent shall be increased by an amount equal to the greater of 2.5% or the CPI Adjustment Percentage multiplied by the Basic Annual Rent then in effect; provided, however, that such adjustment shall not exceed 4.5% of the Basic Annual Rent then in effect. Basic Annual Rent adjustments for any fractional calendar month shall be prorated. "CPI ADJUSTMENT PERCENTAGE" means a fraction, stated as a percentage, the numerator of which shall be the Index (as defined below) for the calendar month 3 months before the month in which the Basic Annual Rent adjustment is to be made, and the denominator of which shall be the Index for the calendar month 3 months before the last Basic Annual Rent adjustment or, if no prior Basic Annual Rent adjustment has been made, 3 months before the first day of the first full month following the Rent Commencement Date. Landlord shall give Tenant written notice indicating the Basic Annual Rent, as adjusted pursuant to this Section, and the method of computation, and Tenant shall pay to Landlord an amount equal to any underpayment of Basic Annual Rent by Tenant within 30 days of Landlord's notice to Tenant. "INDEX" means the "Consumer Price Index- All Urban Consumers-Washington-Baltimore Metropolitan Area" compiled by the U.S. Department of Labor, Bureau of Labor Statistics, (1987 = 100). If a substantial change is made in the Index, the revised Index shall be used, subject to such adjustments as Landlord may reasonably deem appropriate in order to make the revised Index comparable to the prior Index. If the Bureau of Labor Statistics ceases to publish the Index, then the successor or most nearly comparable index, as reasonably determined by Landlord, shall be used, subject to such adjustments as Landlord may reasonably deem appropriate in order to make the new index comparable to the Index.

       7.     Operating Expenses.

              7.1 As used herein, the term "OPERATING EXPENSES" shall include:

                     (a) Government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments constituting a lien upon the Project, including amounts due under any improvement bond upon the Building and/or Project including the parcel or parcels of real property upon which the Building and areas serving such Building are located or assessments levied in lieu thereof imposed by any governmental authority or agency, any tax on or measured by gross rentals received from the rental of space in the Building (i.e., made without regard to or allowance for any expense or other deductions, allowances or the like), or tax based on the square footage of the Demised Premises, Building, or Project as well as any parking charges, utilities. surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the parking facilities serving the Building, any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Demised Premises, any fee for a business license to operate an office building, and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes which are the personal obligation of Landlord or of another tenant of the Project, or taxes on or in respect of personal property (or the value or cost thereof) not permanently located at and used in connection with the Building or Project, or any "rent" or similar tax unless applicable solely to landlords of real property or to real property rental receipts, or any "gross receipts", "receipts" or other similar tax unless measured, assessed and paid without regard to any deductions or offsets against receipts, including without deduction for operating expenses, or any income, transfer, business, unincorporated business or gains tax or any real estate tax or other sum, charge, levy or tax attributable to any land or improvements other than the Building and the land described in Exhibit "A". If any assessments are payable in installments, then for the purpose hereof (regardless of whether Landlord elects to pay same in installments) Operating Expenses for any calendar year occurring during the Term shall include only those installments, together with interest, that would have become due if Landlord opted to pay same in the maximum number of installments permitted. All real estate taxes and similar charges includable in Operating Expenses pursuant to this Section 7.1(a) shall be computed as if the Building and Project were the only asset of Landlord. Upon request by Tenant, Landlord shall furnish Tenant with copies of all proposed assessments, assessments, real estate tax bills and the like. Landlord shall also notify Tenant promptly following the filing or commencement of, and again following any decision in or conclusion or settlement of, any tax or assessment appeal, contest, reduction or challenge. On or before the 40th day before the last day to file an application to contest any such tax or assessment, Tenant may request Landlord to notify Tenant whether Landlord intends to file such application and within ten (10) days after such request Landlord shall notify Tenant whether or not Landlord will do so. If within such ten (10) day period Landlord either does not so notify Tenant or notifies Tenant that Landlord does not intend to file such an application, Tenant, at its sole cost and expense, shall have the right (and Landlord hereby constitutes Tenant as Landlord's attorney-in-fact to the extent required by law to enable Tenant) to challenge and/or appeal any tax, assessment or other item includable in Operating Expenses pursuant to this Section 7. 1 (a), and Landlord shall cooperate with Tenant as requested by Tenant in any such challenge and/or appeal. Tenant hereby agrees to save Landlord harmless from and against all costs, expenses, loss or damage resulting from any such contest or appeal.

                     (b) All other reasonable costs of any kind paid or incurred by Landlord in connection with the operation and maintenance of the Building and the Project including, by way of examples and not as a limitation upon the generality of the foregoing, costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including cost of funding such reasonable reserves as Landlord, consistent with good business practice, may establish (but in no event in excess of Twenty Thousand Dollars ($20,000) per annum) to provide for future repairs and replacements, costs of utilities furnished to the Common Areas, sewer fees, cable T.V., when applicable, trash collection, cleaning, including windows, heating, ventilation, air-conditioning, maintenance of landscape and grounds, maintenance of drives and parking areas, security services and devices, building supplies, maintenance and replacement to equipment utilized for operation and maintenance of the Project, license, permit and inspection fees, sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project and Building systems and equipment, telephone, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Project, accounting, legal and other professional fees and expenses incurred in connection with the Project, capital expenditures, costs of complying with any applicable laws, hazardous waste remediation, rules or regulations, insurance premiums including premiums for public liability, property casualty, earthquake and environmental coverages, portions of insured losses paid by Landlord as part of deductible portion of loss (not to exceed $50,000.00 for any single loss) by reason of insurance policy terms, service contracts, costs of services of independent contractors retained to do work of the nature before referenced, and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring on-site duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives, and parking areas, including without limitation, janitors, floor waxers, window-washers, watchmen, gardeners, sweepers, and handymen and costs of management services, which costs of management services shall not exceed four percent (4%) of the Basic Annual Rent. In the event that any capital expenditure by Landlord is in excess of Seventy-Five Thousand Dollars ($75,000) there shall be included each calendar year as an Operating Expense in respect of such expenditure only the amortized cost of such item for that year (using the shorter of seven (7) years or the useful life determined in accordance with the U.S. Internal Revenue Code regulations in effect at the time the expenditure was made). Notwithstanding anything to the contrary set forth elsewhere in this Lease, (i) in no event shall Landlord establish reserves for the Building in excess of $100,000.00 and
(ii) in the event that a reserve is in existence and a capital expenditure is required Landlord shall first use funds in reserve to pay for such capital expenditure, in which event Landlord shall thereafter replenish the reserve (subject to the $100,000.00 limitation).

                     (c) The foregoing notwithstanding, term "OPERATING EXPENSES" shall not include (1) depreciation; (2) interest on and amortization of debts; (3) leasehold improvements, alterations, decorations and painting done for particular tenants or occupants of the Building; (4) leasing and brokerage commissions; (5) refinancing costs; (6) the cost or repairs or replacements incurred by reason of fire or other casualty to the extent covered by insurance proceeds; (7) the cost of items, work, services or overtime heating, ventilation or air conditioning for which Landlord is or may be entitled to be compensated by payments by tenants or occupants, including Tenant which are not fixed annual rent; (8) amounts received by Landlord through proceeds of insurance, to the extent the proceeds are compensation for expenses which would be includable in Operating Expenses; (9) advertising and promotional expenditures; (10) ground rents; (11) legal fees (provided, however, that Landlord may be entitled to collect legal fees pursuant to Section 24.2.5 hereof); (12) auditing or accounting fees other than those reasonably incurred in the preparation of statements and calculations pursuant to this Section 7.1; (13) wages, benefits or other compensation or payments to or in respect of employees or other persons not providing on-site services to the Project or to executives or other persons above (or performing functions typically assigned to or performed by persons above) the grade of building manager; (14) wages, benefits or other compensation or payments to or in respect of any person owning or controlling, directly or indirectly, any right, title, interest or estate, legal, beneficial, equitable or otherwise, in or to all or any part of Landlord, the Building and/or the Project and/or in or to any management agent or company for either or both of the same; (15) management fees or other markups of any kind or description other than for the management fee expressly provided for in Section 7.1(b) above; (16) costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be); (17) charitable contributions; (18) any wages, benefits or other compensation or payments paid clerks, attendants or other persons in commercial concessions (such as snack bar or restaurant), if any, operated by Landlord or in the Building; (19) costs attributable to the gross negligence of Landlord, its agents, contractors or employees; (20) costs and expenses paid to non-arms length contractors in excess of fair market value; (21) when operated as a commercial concession or by a commercial parking operator, parking lot garage maintenance or other costs in connection with any parking lot or garage;
(22) costs (including, but not limited to, rent) incurred in connection with or otherwise attributable to office or other space used for or in connection with the Building (including any management office space, but excluding any ordinary, customary and reasonable amounts of space or area used solely for Building mechanical, electrical, telephone, storage and/or engineering rooms); and (23) costs or expenses associated with leasing other space in the Building and/or in connection with any sale, financing and/or refinancing of the Building, the Project or any interest of Landlord. In addition, Operating Expenses shall not include any costs incurred by Landlord to test, survey, clean-up, contain, abate, remove or otherwise remediate Hazardous Materials (as hereinafter defined) in the Project unless such costs were incurred as a result of the acts or omissions of Tenant.

              7.2 Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, Landlord's reasonable estimate of Tenant's Pro Rata Share (as set forth in Section 2.1.6) of Operating Expenses with respect to the Project for such month. On or before December 15th of each year, Landlord shall submit to Tenant Landlord's good faith estimate of the Operating Expenses for the succeeding calendar year. Landlord shall be permitted to submit revised estimates at any time and from time to time. In the event that Landlord revises its estimate of Operating Expenses, payments by Tenant in respect of Operating Expenses pursuant to the revised estimate shall commence on the first payment data that is at least thirty (30) days following Tenant's receipt of such estimate.

                     (a) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant's Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days following delivery of such written statement. If the aggregate amount paid by Tenant pursuant to Section 7.2 exceeds Tenant's Pro Rata Share of Operating Expenses for the previous calendar year, the difference shall be credited by Landlord against the Rent next due and owing from Tenant; provided that if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

                     (b) Any amount due under Section 7.2 for any period which is less than a full month shall be prorated (based on a 30-day month) for such fractional month.

                     (c) Landlord's annual statement, except as otherwise provided in Section 7.3 below, shall constitute a final statement as to such year, Anything to the contrary contained herein notwithstanding, in the event that such statement is not received by Tenant on or prior to August 31 of any calendar year for the immediately preceding calendar year then Landlord may not thereafter request payment of any deficiency on account of such prior year. Landlord shall keep true and accurate books and records with respect to all Operating Expenses in accordance with generally accepted accounting principals consistently applied.

              7.3 Landlord's annual statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant's receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 90 day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord's statement of Tenant's Pro Rata Share of Operating Expenses, (provided that Tenant shall have paid to Landlord any additional sum due pursuant to
Section 7.2(a)) Landlord will provide Tenant and/or Tenant's designated representative with access to Landlord's books and records and such information as Landlord reasonably determines to be responsive to Tenant's questions. Tenant's designated representative shall be an independent public accounting firm working pursuant to a fee arrangement other than a contingent fee basis. In the event that after Tenant's review of such information, Landlord and Tenant cannot agree upon the amount of Tenant's Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm working pursuant to a fee arrangement other than a contingent fee basis hired by Tenant (at Tenant's sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed) audit and/or review such Landlord's books and records for the year in question (the "INDEPENDENT REVIEW"). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that Tenant s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant's obligations for such calendar year, Landlord shall at Tenant's option either (1) credit the excess to the next succeeding installments of estimated Additional Rent or (2) pay the excess to Tenant within thirty (30) days after delivery of such statement (provided, however, that in the event that the Independent Review indicates that the amount of Operating Expenses paid by Tenant with respect to a calendar year exceeded by more than five percent (5%) the amount actually due from Tenant (exclusive of any difference between the amount included in Operating Expenses in respect of insurance premiums and the amount that should have been included in Operating Expenses in respect of insurance premiums), then Landlord shall reimburse Tenant for the cost of such Independent Review). If the Independent Review shows that Tenant's payments of Tenant's Pro Rata Share of Operating Expenses for such calendar year were less than Tenant's obligation for the calendar year, Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such statement.

              7.4 Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Rent Commencement Date. The responsibility of Tenant for Tenant's Pro Rata Share of Operating Expenses shall continue to the later of (i) the date of termination of the Lease, or (ii) the date Tenant has fully vacated the Demised Premises. Tenant shall not be deemed to have fully vacated the Demised Premises until Tenant shall have removed all items required to be removed and shall have completed all procedures necessary to fully release and terminate any permits or licenses restricting the use of the Demised Premises in any manner.

              7.5 Operating Expenses for the calendar year in which Tenant's obligation to share therein commences and in the calendar year in which such obligation ceases, shall be prorated on the basis of the number of days in such calendar year as are included within the Term over 360. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which applicable so that the amounts attributed to the Demised Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in operating Expenses.

       8.     Intentionally omitted.

       9.     Security Deposit.

              9.1 On the date of delivery of the Demised Premises by Landlord to Tenant, Tenant shall deposit with Landlord the sum set forth in Section 2.1.8(a) (the "SECURITY DEPOSIT") which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term. If an Event of Default shall occur, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit to the extent necessary to remedy such Event of Default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of such Event of Default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. The term "SECURITY DEPOSIT" includes any interest to which Tenant is entitled pursuant hereto on any cash portion of such Security Deposit. Landlord shall deposit the cash portion of the Security Deposit in a segregated interest-bearing account of its choice and Tenant shall be entitled to the interest earned thereon. The Security Deposit may, at Tenant's election, and at any time, be or be changed to be in the form of a letter of credit (the "LETTER OF CREDIT"). Any Letter of Credit tendered as and for the Security Deposit shall be (i) unconditional (except for standard conditions relating to presentation);
(ii) irrevocable; (iii) issued by a financial institution reasonably approved by Landlord in Landlord's reasonable discretion; (iv) in a form reasonably approved by Landlord, assignable (in accordance with the issuer's standard requirements) and permitting partial and multiple drawings; (v) for either multiple terms of one (1) year each in duration, renewed (unless automatically renewing) at least sixty (60) days prior to the expiration thereof, the entire term extending until the date which is ninety (90) days after the expiration of the Term, as such Term may be extended pursuant to the provisions of this Lease, or at Tenant's option for a single term extending until the date which is ninety (90) days after the expiration of the Term, as such Term may be extended pursuant to the provisions of this Lease; and (vi) be in form and substance acceptable to the Landlord, in its reasonable discretion. Unless automatically renewing, Tenant shall provide Landlord with a replacement Letter of Credit at least sixty (60) days prior to the expiration of the immediately preceding Letter of Credit. If a partial drawing occurs under the Letter of Credit, Tenant shall, upon demand but not more than five (5) days after such partial drawing, cause the financial institution to reissue the Letter of Credit in the amount then currently required under the terms of this Lease. Notwithstanding the foregoing, Landlord shall be entitled to draw down on the Letter of Credit, without any notice, at any time on or after the earlier of (i) the, occurrence and continuance of an Event of Default by Tenant under this Lease; or (ii) the thirtieth (30th) day preceding the expiration date of the Letter of Credit in the event Tenant is required to and fails to timely replace the Letter of Credit. Landlord shall provide Tenant with written notice of any draws made on the Letter of Credit.

              9.2 In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

              9.3 Landlord shall deliver the funds deposited hereunder by Tenant to any purchaser of Landlord's interest in the Demised Premises and thereupon Landlord shall be discharged from any further liability with respect to such Security Deposit. This provision shall also apply to any subsequent transfers.

              9.4 To the extent the Security Deposit has not been applied pursuant to this Article 9, the Security Deposit or any balance thereof, shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

              9.5 Tenant shall, at the time it delivers the Security Deposit to Landlord, deposit with Landlord the sum set forth in Section 2.1.8(b) (the "RENT DEPOSIT") which sum shall be held by Landlord and applied against the first full monthly payment of Basic Annual Rent.

              9.6 If on the three year anniversary of the Rent Commencement Date there is then no uncured Event of Default, the Security Deposit shall be reduced to an amount equal to one month's then applicable monthly Basic Annual Rent (the "REDUCED SECURITY DEPOSIT"). If Tenant qualifies for such reduction of the Security Deposit, Tenant shall provide Landlord with written notice requesting that Landlord reduce the Security Deposit as described above. If Landlord agrees that the condition described above is met, Landlord shall return the unapplied portion of the Security Deposit then held by Landlord, less the Reduced Security Deposit, to Tenant within thirty (30) days of Tenant's delivery of such written request. If the Security Deposit is then held in the form of a Letter of Credit Landlord shall either draw the Letter of Credit and return to Tenant any excess portion of the Security Deposit in accordance with this Section, or Tenant shall supply Landlord with a replacement Letter of Credit in the amount of the Reduced Security Deposit, in which case Landlord shall return the original Letter of Credit to Tenant. From and after the date such monies are returned to Tenant, the "Security Deposit" shall be deemed to be the Reduced Security Deposit for all purposes of this Lease.

       If thereafter there occurs an Event of Default hereunder resulting from Tenant's failure to pay any Rent in an amount of $50,000 or more, the Reduced Security Deposit shall be increased to an amount equal to the original amount of the Security Deposit hereunder. Such increased Security Deposit shall be paid to Landlord within 10 days of Landlord's written demand, in the case of an Event of Default under the Lease. If Tenant is required to increase the Reduced Security Deposit in accordance with this Section, then from and after the date such monies are deposited with Landlord, the "Security Deposit" shall be deemed to be the amount then held by Landlord hereunder.

       10.    Use.

              10.1 Tenant shall use the Demised Premises for the purpose set forth in Section 2.1.9 and shall not use the Demised Premises, or permit or suffer the Demised Premises to be used, for any other purpose without the prior written consent of Landlord which may be withheld in Landlord's sole discretion, (provided, however, that Landlord's approval of a change in use shall not be unreasonably withheld, conditioned or delayed in the case of a change proposed in connection with an assignment or subletting of the Lease and/or the Demised Premises under circumstances where, pursuant to the terms of Section 25 below, Landlord's consent to such assignment or subletting may not be unreasonably withheld, conditioned or delayed). In no event shall Landlord be deemed to have acted unreasonably in the event that Landlord does not approve a change in use which would reduce the number of square feet of the Demised Premises maintained as laboratories constructed in whole or in part using the Allowance under the Work Letter unless Tenant as a condition to Landlord's consent agrees, upon expiration or earlier termination of this Lease, either (i) to restore such laboratory space or (ii) to pay Landlord the amount Landlord reasonably estimates it will cost to cause such restoration and, in either case, provides such security for such restoration obligation as Landlord shall reasonably require.

              10.2 Tenant shall not use or occupy the Demised Premises in violation of any federal, state and local laws and regulations, zoning ordinances, or of the certificate of occupancy issued for the Building, and shall, upon five (5) days' written notice from Landlord, discontinue any use of the Demised Premises which is declared or claimed by any governmental authority having jurisdiction to be a violation of law, regulation or zoning ordinance or of said certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant's use or occupancy of the Demised Premises, impose any duty upon Tenant or Landlord with respect to the Demised Premises or with respect to the use or occupation thereof. Provided non-compliance therewith shall not constitute a crime or an offense punishable by imprisonment of Landlord and provided non-compliance will not endanger the Demised Premises, Tenant may, at its sole cost and expense, contest the application or validity of any such law and such non-compliance shall not be deemed a breach of this Lease during such contest provided such contest shall be diligently prosecuted.

              10.3 Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building and Project and shall comply with all rules, orders, regulations, and requirements of the insurers of the Building and Project and Tenant shall within thirty (30) days following written demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant's failure to comply with the provisions of this Section.

              10.4   Intentionally omitted.

              10.5 No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Landlord (or, alternatively, without furnishing to Landlord one or more master keys therefor). Tenant must, upon termination of this Lease return to Landlord all keys to offices and restrooms, either furnished to, or otherwise procured by Tenant. The foregoing notwithstanding, Tenant shall have the right to designate certain areas as "secure" areas and, subject to the provisions of Section 32.3 hereof, to limit access thereto (including, but not limited to, by installing locks or other apparatus to which Landlord is not provided keys or other means of entry).

              10.6 No awnings or other projection shall be attached to any outside wall of the building. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord.

              10.7 No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on the exterior of the Building without the prior written consent of Landlord. Notwithstanding anything to the contrary contained elsewhere in this Lease so long as Tenant occupies more than fifty percent (50%) of the Building, Tenant shall have the right, at its sole cost and expense, to install and maintain an illuminated exterior sign (if permitted by law and matters currently of record affecting the Project) on the Building upon and subject to the following terms and conditions:

                     (i) Tenant shall have submitted to Landlord for its approval plans and specifications for such installation, including without limitation, the size, weight, location, design and manner of affixation to the Building;

                     (ii) Tenant shall have obtained all required governmental approvals and permits and delivered copies of the same to Landlord prior to the commencement of any such installation;

                     (iii) Tenant's installation shall be performed in accordance with all applicable laws, applicable provisions of this Lease and Landlord's reasonable requirements; and

                     (iv) If requested by Landlord, prior to the expiration or earlier termination of this Lease, Tenant shall remove such sign and restore the affected area of the Building to its condition prior to such installation.

Tenant's right to install signage on the exterior of the Building shall be exclusive to Tenant so long as Tenant occupies more than fifty percent (50%) of the Building, Notwithstanding the foregoing, Landlord (or if Landlord shall fail to do so then Tenant, in addition to any Building mounted sign) may install and maintain one or more monument signs for the Building or the Project and Tenant, in common with other tenants of the Building and the Project shall have the right to non-exclusive signage on such monument, subject to all applicable legal requirements and Landlord's reasonable approval.

              10.8 Tenant shall cause any office equipment or machinery to be installed in the Demised Premises so as to reasonably prevent sounds or vibrations therefrom from extending outside of the Building or, if other tenants are occupying any part of the Building, from extending into Common Areas as defined in Section 1.1 or other tenant offices in the Building. Tenant shall not place a load on any floor of the Demised Premises exceeding a floor load of one hundred (100) pounds per square foot (one hundred twenty five (125) pounds per square foot with respect to the loading docks) without advance notice to and reasonable approval by Landlord.

              10.9 Tenant shall not do or permit anything to be done in or about the Demised Premises which shall in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use or allow the Demised Premises to be used for immoral or unlawful purposes, nor shall Tenant knowingly cause, maintain or permit any nuisance or waste in, on, or about the Demised Premises, Building or Project.

              10.10 Notwithstanding any other provision herein to the contrary except for the Landlord Work and the Tenant Performed Landlord Work, Tenant shall be responsible for all liabilities, costs and expense arising out of or in connection with the compliance of the Demised Premises with the Americans With Disabilities Act, 42 U.S.C. Section 12101, et seq. (together with regulations promulgated pursuant thereto, "ADA") and Tenant shall indemnify, defend and hold harmless from and against any loss, cost, liability or expense (including reasonable attorneys' fees and disbursements) arising out of any failure of the Demised Premises to comply with the ADA.

              10.11 Notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall have the non-exclusive right, at its sole cost and expense but without charge by Landlord, to install and maintain air-conditioning and communications equipment on the roof of the Building (if permitted by law and matters currently of record affecting the Project) upon and subject to the following terms and conditions:

                     (i) Tenant shall have submitted to Landlord for its reasonable approval plans and specifications for such installation, including, without limitation, the size, weight, location, design and manner of penetration of the roof of the Building;

                     (ii) All equipment installed on the roof of the Building shall be tastefully screened if required by applicable law (Landlord agreeing to reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, in seeking to obtain a waiver of any such requirement);

                     (iii) Tenant shall have obtained all required governmental approvals and permits and delivered copies of the same to Landlord prior to the commencement of any such installation;

                     (iv) Tenant's installation shall be performed in accordance with all applicable laws, applicable provisions of this Lease and Landlord's reasonable requirements; and

                     (v) If requested by Landlord, prior to the expiration or earlier termination of this Lease, Tenant shall remove such installations and restore the affected areas of the roof to a leak-free state.

              10.12 If the Project is annexed to any business or similar park, then (a) Tenant shall not be liable for any costs or expenses associated with such annexation, (b) Tenant shall not be required to pay any common area or similar costs ("COMMON AREA COSTS") imposed on occupants of such business park, except to the extent Landlord reasonably determines that the Project benefits from the service or improvement paid for by such Common Area Cost, provided that Tenant shall not be liable under any circumstances for any costs associated with
(i) undeveloped land in any such park, (ii) storm water management in any such park, (iii) the initial cost of park improvements, or (iv) driveways or roads which serve solely a single parcel or lot, and (c) neither Tenant nor this Lease shall be subject to any covenants, conditions or restrictions affecting any such park.

       11.    Brokers.

              11.1 Landlord and Tenant represent and warrant that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Scheer Partners and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease.

              11.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant's decision to enter into this Lease other than as contained in this Lease.

              11.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of lease from prospective tenants and no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord in executing this Lease does so in reliance upon Tenant's representations and warranties contained within Sections
11.1 and 11.2 herein.

       12.    Holding Over.

              12.1 If, with Landlord's express written consent, Tenant holds possession of all or any part of the Demised Premises after the Term, Tenant shall become a tenant from month-to- month upon the date of such expiration or earlier termination, and in such case Tenant shall continue to pay in accordance with Article 5 the Basic Annual Rent as adjusted from the Rent Commencement Date in accordance with Article 6, and Tenant's Pro Rata Share of Operating Expenses, and such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

              12.2 Notwithstanding the foregoing, if Tenant remains in possession of the Demised Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly Basic Annual Rent shall be equal to one hundred fifty percent (150%) of the Basic Annual Rent in effect during the last thirty (30) days of the Term.

              12.3 Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal or reinstatement of this Lease.

              12.4 The foregoing provisions of this Article 12 are in addition to and do not affect Landlord's right to re-entry or any other rights of Landlord hereunder or as otherwise provided by law.

              12.5 If pursuant to the operation of Section 40.5 or the last sentence of Section 7.4 Tenant shall not be deemed to have fully vacated the Demised Premises, Tenant shall continue to pay in accordance with Article 5 the Basic Annual Rent as adjusted in accordance with Article 6 and Tenant's Pro Rata Share of Operating Expenses until such time as Tenant shall have complied with its obligations pursuant to Section 40.5 or the last sentence of 7.4, as applicable.

       13.    Taxes on Tenant's Property.

              13.1 Tenant shall pay, prior to delinquency, any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Demised Premises.

              13.2 If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property or, if the assessed valuation of the Building is increased by the inclusion therein of a value attributable to Tenant's personal property or trade fixtures, and if Landlord after written notice to Tenant pays the taxes based upon such increase in the assessed valued, then Tenant shall within thirty (30) days following Tenant's receipt of written demand by Landlord repay to Landlord the taxes so levied against Landlord (Landlord, however, agreeing to give Tenant written notice upon first learning of any such tax or other charge and Tenant reserving the right to contest same whether in the name of Landlord or Tenant).

       14.    Condition of Demised Premises.

              14.1 Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Demised Premises or the Building or Project, or with respect to the suitability for the conduct of Tenant's business. Except for Landlord Work, the Landlord Payment and the Allowance, Tenant agrees to take possession of the Demised Premises in its current "as-is" condition.

       15.    Common Areas and Parking Facilities.

              15.1 Tenant shall have the non-exclusive right , in common with other Building tenants, if any, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit "C" together with such other reasonable and nondiscriminatory modifications thereof and additions thereto as are hereafter promulgated by Landlord in its reasonable discretion (the "RULES AND REGULATIONS"). Tenant shall observe and comply with the Rules and Regulations. In the event of any conflict or inconsistency between any Rule or Regulation and any other term or provision of this Lease, such other term or provision of this Lease shall control. Tenant shall be entitled to use all of the parking.

              15.2 Parking spaces shall be allocated to tenants of the Building on a pro-rata basis.

              15.3 Landlord reserves the right to modify Common Areas including the right to add or remove exterior and interior landscaping provided that the same shall not unreasonably interfere with Tenant's use and enjoyment of the Demised Premises, of the Building and/or of the Project (including, but not limited to, the Common Areas) or reduce the amount of parking except by reason of any taking in eminent domain or similar governmental or quasi-governmental action.

              15.4 The parking for the Building shall include all of the area depicted on Exhibit "G-1" attached hereto, subject to any reduction in such area by reason of any taking of any portion of such area by exercise of the right of eminent domain or any conveyance under the threat of such exercise. The parking area described on Exhibit "G-1" shall be for the exclusive use of tenants of the Building.

       16.    Utilities and Services.

              16.1 Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, deionized and other treated water facilities serving only the Demised Premises, gas, heat, light, power, telephone and other utilities supplied to the Demised Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises as part of Tenant's Pro Rata Share of Operating Expenses.

              16.2 Landlord shall not be liable for nor shall any eviction of Tenant result from the failure to furnish any such utility or service whether or not such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability despite the exercise of reasonable diligence or by any other cause, including the negligence of Landlord. In the event of such failure, Tenant shall not be entitled to any abatement or reduction of Rent, nor be relieved from the operation of any covenant or agreement of this Lease. In the event that Landlord fails to make a repair that Landlord is obligated to make pursuant to the terms of this Lease and as a result Tenant is substantially interfered with or interrupted in conducting its business in the Demised Premises, Tenant, at its sole cost and expense (unless such repair was an obligation of Landlord pursuant to Section
18.1 that was not includable as an Operating Expense, or unless such repair was a capital expenditure in excess of $75,000.00 that would have been amortized as an Operating Expense pursuant to Section 7.1(b), in either of which events Landlord shall reimburse Tenant in an amount equal to the reasonable costs paid by Tenant to make such repair promptly following a request by Tenant for reimbursement accompanied by copies of all invoices paid by Tenant), shall have the right to make such repair. In the event that Tenant makes any such repair Tenant shall give Landlord prompt notice of

Tenant's repair and Tenant shall deliver to Landlord copies of all invoices paid by Tenant to effect any such repair.

              16.3 Tenant shall pay for, prior to delinquency, any utilities and services which may be furnished to the Demised Premises during the Term.

              16.4 Tenant shall not, without the prior written consent of Landlord, use any device in the Demised Premises, including, but without limitation, data processing machines, which will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building (as such capacity may be increased based upon improvements by Landlord or Tenant).

              16.5   Intentionally omitted.

              16.6 Utilities and services which are separately metered to the Demised Premises shall be paid by Tenant directly to the supplier of such utility or service.

              16.7   Intentionally omitted.

              16.8 Subject in all cases to the terms of Section 16.2 hereof, Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service, when prevented from doing so by strike or accident, or by laws, rules, order, ordinances, directions, regulations or requirements of any federal, state, country or municipal authority or failure to deliver gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants on Landlord's part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to finish or perform the same by virtue of a strike or labor trouble or any other cause whatsoever. The foregoing notwithstanding, Landlord shall use its best efforts to minimize any interference with Tenant's use and enjoyment of the Demised Premises in connection with any action by Landlord under this
Section 16.8 and, in particular, shall coordinate and schedule all such activities (except in case of emergency) with Tenant.

              16.9 Landlord shall have no responsibility to provide an emergency power generator.

       17.    Alterations.

              17.1 Except as otherwise specifically provided herein, Tenant shall make no alterations, additions or improvements in or to the Demised Promises without Landlord's prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed (provided, however, that in the event any proposed alteration, addition or improvement (i) affects any structural portions of the Building including exterior walls, roof, foundation and core of the Building, (ii) affects the exterior of the Building or (iii) materially and adversely affects any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then, except as otherwise specifically provided in this Lease, Landlord may withhold its consent with respect thereto in its sole and absolute discretion), and then only by architects, contractors, suppliers or mechanics reasonably approved by Landlord. In seeking Landlord's approval, Tenant shall provide Landlord, at least five (5) business days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord (to the extent the same exist). The foregoing notwithstanding, Tenant shall have the right without Landlord's prior written consent or approval to make interior, non-structural alterations, additions and/or improvements not materially and adversely affecting the Building systems or the Common Areas and not, as to any particular project, exceeding $30,000,00 in hard costs in the event that the subject project is undertaken prior to the fifth anniversary of the Rent Commencement Date and not exceeding $50,000.00 in hard costs in the event that the subject project is undertaken thereafter; provided, however, that Tenant shall nevertheless furnish Landlord with prior written notice thereof in accordance with Section 17.5 below and with a copy of any preliminary plans and specifications, working drawings and final "as-built" drawings obtained therefor. In all events Tenant shall deliver to Landlord a copy of all documents, plans and drawings submitted to governmental authorities in connection with any alteration, addition or improvement.

              17.2 Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with free access to mechanical installation or service facilities of the Building or interfere with the moving of Landlord's equipment to or from the enclosures containing said installations or facilities. The foregoing shall not prohibit Tenant from constructing corridors or other internal security partitions closing off such areas from general public access, provided, however, that in such event Tenant shall ensure that Landlord is given a copy of all keys and the like needed for Landlord to have access to all Building mechanical systems and service facilities and provided, further, however, that in no event shall any such construction interfere with the moving of Landlord's equipment to and from the subject enclosures.

              17.3 Tenant agrees to use its best efforts to ensure that any work by Tenant shall be accomplished in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.

              17.4 If at the time such work is to be performed Tenant is not the only tenant in the Building, all such work shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and in full compliance with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau. Tenant shall provide Landlord with copies of "as-built" plans, if obtained, showing any change in the Demised Premises. In all events Tenant shall deliver to Landlord a copy of all documents, plans and drawings submitted to governmental authorities in connection with any alteration, addition or improvement.

              17.5 Before commencing any work, Tenant shall give Landlord prior written notice of the proposed commencement of such work and shall, if required by Landlord (in the event that the total projected hard costs of such work exceed $100,000,00), secure at Tenant's own cost and expense a completion and lien indemnity bond (in industry standard form) for said work. Such notice shall be received by Landlord at least five (5) business days prior to the commencement of such work.

              17.6 All alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Demised Premises, made by either of the parties, including (without limiting the generality of the foregoing) all floor and wall covering, built-in cabinet work and paneling, sinks and related plumbing fixtures, exterior venting fume hoods and non-modular walk-in-freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall, unless prior to such construction or installation, Landlord elects otherwise, become the property of Landlord upon the expiration or earlier termination of the term of this Lease, and shall remain upon and be surrendered with the Demised Premises as a part thereof.

              17.7 Tenant shall repair any damage to the Demised Premises caused by Tenant's removal of any property from the Demised Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

              17.8 Notwithstanding anything to the contrary set forth elsewhere in this Lease, (a) to extent no part of any such item was paid for in whole or in part from the Allowance under the Work Letter, Tenant shall have the right to remove the following items: modular chillers, modular walk-in freezers, modular refrigerators, emergency/uninterrupted power generators/systems (including related electrical panels and transfer switches), modular casework, countertops for modular casework, wireless LAN, audiovisual equipment not built into the Demised Premises, modular furniture and equipment, security systems not built into the Demised Premises and self-contained air conditioning units and /or fire suppression units not built into the Demised Premises, autoclaves, fume hoods that are not exterior venting, robotic equipment, glass washer and dryer, phone systems, film processors, and other Tenant equipment; provided, however, that Tenant shall repair any damage caused by the removal thereof and (b) Tenant shall not have the right to remove piping, ductwork, exhaust vents, wiring, cabling, electrical panels or transfer switches (except as provided above), transformers, circuits, conduits, gas and vacuum distribution systems, specialized water systems (reverse osmosis and deionized), exterior exhausting fume hoods and air conditioners, non-modular casework and bench tops, built- in cabinets, wall and floor coverings, pumps, Building boilers, air-handlers, steam coils, heat exchangers, non-modular chillers, waste disposal systems, steam generators, light fixtures, life and safety systems (i.e., fire alarms, eye wash stations and fire sprinklers), drop ceiling structure and tiles, sinks and hot water heaters. In any event Tenant shall not be permitted to remove (i) any part of the Building's basic operating systems (as distinguished from specialized laboratory items permitted to be removed pursuant to clause (a) above), (ii) anything purchased or paid for by Landlord directly or through the payment by Landlord to Tenant of any construction or improvement allowance, or (iii) anything that could result in significant damage to the Building. If Tenant shall fail to remove all of its effects from the Demised Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant agrees to pay Landlord upon demand any expenses incurred for such removal and storage or Landlord may, at its option, without notice, sell said property or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale against any amounts due under this Lease from Tenant to Landlord and against any expenses incident to the removal, storage and sale of said personal property.

              17.9 Notwithstanding any other provision of this Article 17 to the contrary, in no event may Tenant remove any improvement from the Demised Premises as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter without Landlord's prior written consent, which may be withheld in Landlord's sole discretion.

              17.10 Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost to Tenant of all changes installed by Tenant or its contractors or agents to cover Landlord's overhead and expenses for plan review, coordination, scheduling and supervision thereof. Notwithstanding the immediately preceding sentence, Tenant's payment to cover Landlord's overhead and expenses in connection with Tenant's initial alterations of the 27,410 square foot portion of the first floor of the Building that Tenant is not altering immediately ("PHASE 2," and the 30,000 square foot portion of the first floor of the Building that Tenant is altering immediately is referred to as "PHASE 1") shall be governed by the Work Letter. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices, and statements covering the costs of such charges, which will be accompanied by payment to Landlord of the percentage fee set forth above. Tenant shall reimburse Landlord for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors or by reason of inadequate cleanup.

       18.    Repairs and Maintenance.

              18.1 Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building (including water tightness thereof) and Project, including, without limitations, roofing and covering materials, foundations, exterior walls, the plumbing, fire sprinkler system (if any), heating, ventilating, air conditioning, elevator, and electrical systems thereof (and the full cost thereof shall be included as a part of Operating Expenses as provided in Article 7), unless such maintenance or repairs are required in whole or in part because of any act, neglect, fault of or omissions of any duty by Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such maintenance and repairs. Notwithstanding anything to the contrary set forth elsewhere in this Lease, Landlord, at its sole cost and expense and not as an Operating Expense, shall be responsible for maintaining the structural integrity of the roof, the exterior walls and the floor slabs of the Building. In the event that Tenant desires to independently arrange for certain services otherwise furnished by Landlord (other than landscaping), Tenant shall give notice to Landlord of such desire and, subject to Landlord's approval, which approval shall not be unreasonably withheld, Tenant may make such arrangements in which event Tenant shall pay the entire cost therefor directly to the provider thereof and no costs associated with any such service shall be included in Operating Expenses. In the event Landlord approves of any such arrangement, Landlord reserves the right to monitor the work or services provided by any such provider. Upon request by Landlord in the event that Landlord is dissatisfied with a provider or with the work or services provided, Tenant shall terminate any such arrangements provided that Tenant shall have no less than forty five
(45) days following receipt of Landlord's request to effect such termination. In addition, upon request by Landlord Tenant shall promptly furnish to Landlord copies of all documents, contracts, work orders and other instruments executed in connection with any such arrangement.

              18.2 Except for services of Landlord, if any, required by this Lease, Tenant shall at Tenant's sole cost and expense keep the Demised Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Demised Premises to Landlord in as good condition as when received, ordinary wear and tear and damage by casualty excepted. Except as otherwise specifically provided herein, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Demised Premises or any part thereof.

              18.3 Except as provided in Section 16.2, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance which is an obligation of Landlord unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Tenant waives the rights under any law, statute or ordinance now or hereafter in effect to make repairs at Landlord's expense, Tenant's rights being only as set forth in this Lease.

              18.4 Repairs under this Article 18 which are obligations of Landlord are subject to allocation among Tenant and other tenants as Operating Expenses.

              18.5 This Article 18 relates to repairs and maintenance arising in ordinary course of operation of the Building, the Project and any related facilities. In the event of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction, this Article 18 shall not be applicable and the provisions of Article 22 entitled "Damage or Destruction" shall apply and control.

       19.    Liens.

              19.1 Subject to the immediately succeeding sentence, Tenant shall keep the Demised Premises, the Building and the real property upon which the Building is situated free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic's lien filed against the Demised Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will (unless filed as a result of Landlord's failure to fund the cost therefor when such cost is required by this Lease to be borne by Landlord) be discharged by Tenant, by bond or otherwise, within ten (10) days after the filing thereof, at the sole cost and expense of Tenant.

              19.2 Should Tenant fail to discharge any lien of the nature described in Section 19.1 when required thereby, Landlord may at Landlord's election pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title and the cost thereof shall be due from Tenant as Additional Rent, within thirty (30) days following Tenant's receipt of written demand therefor by Landlord.

              19.3 In the event Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code Financing Statement executed by Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant and to property removable by Tenant pursuant to Section 17.8 hereof. In no event shall the address of the Building be furnished on the statement without qualifying language as to applicability of the lien only to such removable personal property. Should any holder of a Financing Statement executed by Tenant record or place of record a Financing Statement which appears to constitute a lien against any interest of Landlord, Tenant shall within ten (10) days after filing such Financing Statement cause (i) a copy of the Security Agreement or other documents to which Financing Statement pertains to be furnished to Landlord to facilitate Landlord's being in a position to show such lien is not applicable to Landlord's interest and (ii) its lender to amend documents of record so as to clarify that such lien is not applicable to any interest of Landlord in the Building or Project. Landlord agrees to execute customary and reasonable subordinations and/or waivers of any landlord or similar lien with respect to any equipment, furnishings and/or other property financed by Tenant in accordance with this Section 19.3.

       20.    Indemnification and Exculpation.

              20.1 Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys' fees, charges and disbursements), for injury or death to person or injury to property occurring within or about the Demised Premises, arising directly or indirectly out of Tenant's, its employees', agents' or guests' use or occupancy of the Demised Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by the willful act or gross negligence of the Landlord.

              20.2 Notwithstanding any provision of Section 20.1 to the contrary, Landlord shall not be liable to Tenant and Tenant assumes all risk of damage to personal property or scientific research, including loss of records kept within the Demised Premises. Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property including any loss of records.

              20.3 Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or Project or of any other third party other than any agent, employee or contractor of Landlord.

              20.4 Security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and it is agreed that Landlord shall not be liable for injuries or losses caused by criminal acts of third parties and the risk that any security device or service may malfunction or otherwise be circumvented by a criminal is assumed by Tenant. Tenant shall at Tenant's cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

       21.    Insurance - Waiver of Subrogation.

              21.1 Landlord, as part of Operating Expenses, shall carry insurance upon the Building, in an amount equal to full replacement cost (exclusive of the costs of excavation, foundations, and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect provided such coverage is not less than ninety-five percent (95%) of such full replacement cost, providing protection against any peril generally included within the classification "Fire and Extended Coverage" together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof and, as part of Operating Expenses, shall further insure as Landlord deems appropriate coverage against flood, environmental hazard and earthquake, loss or failure of building equipment, rental loss during the period of repair or rebuild, workmen's compensation insurance and fidelity bonds for employees employed to perform services. Landlord's deductible may be as Landlord shall determine, provided, however, that in no event shall such deductible exceed $50,000.00. Landlord's insurance obligation includes any alterations, additions or improvements made by Tenant to the Demised Premises and which, pursuant to the terms of this Lease, become the property of Landlord.

              21.2 Landlord, as part of Operating Expenses, shall further carry public liability insurance with combined single limit of not less than Two Million Dollars ($2,000,000.00) for death or bodily injury, or property damage with respect to the Project.

              21.3 Tenant at its own cost shall procure and continue in effect from the Term Commencement Date or the date of occupancy, whichever first occurs, and continuing throughout the term of this Lease (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) per occurrence for death or bodily injury and not less than One Million Dollars ($1,000,000.00) for property damage with respect to the Demised Property.

              21.4 The aforesaid insurance required of Tenant shall name Landlord as an additional insured. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in "Best's Insurance Guide." Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days' prior written notice to Landlord from the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord may carry. Tenant's policy may be a "blanket policy" which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and at its cost to be paid as Additional Rent.

              21.5 Tenant at Tenant's cost shall carry such insurance as Tenant desires for Tenant's protection with respect to personal property of Tenant or business interruption.

              21.6 In each instance where insurance is to name Landlord as additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to any of the following persons of whose identity Landlord has given Tenant written notice: (i) any lender of Landlord holding a security interest in the Building or real property upon which the Building is situated, and/or (ii) the landlord under any lease wherein Landlord is tenant of the real property whereupon the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

              21.7 Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage or which such party was required to maintain hereunder.

              21.8 Landlord may require insurance policy limits to be raised to conform with requirements of Landlord's lender and/or to bring coverage limits to levels then being required of new tenants within the Project.

              21.9 Landlord agrees that in addition to the insurance specified above for Landlord and Tenant to maintain, Tenant may elect to maintain property insurance with respect to the replacement cost of alterations, improvements and/or additions made and paid for by Tenant and, in such event,

Landlord shall cooperate with Tenant in securing any endorsements to Landlord's insurance policies confirming that such Tenant maintained insurance is secondary, not primary, to the insurance maintained by Landlord for Landlord and may be used for the construction of replacement alterations, improvements and/or additions at locations other than the Premises.

       22.    Damage or Destruction.

              22.1 In the event of a partial destruction of the Building (wherein the Demised Premises are located) by fire or other perils covered by property and casualty insurance and if the damage thereto is such that the Building may be repaired, reconstructed or restored within a period of one hundred eighty (180) days from the date of the happening of such casualty and Landlord will receive insurance proceeds sufficient to cover the cost of such repairs (except for any permitted deductible amount provided by Landlord's policy, which permitted deductible amount if paid by Landlord shall be an Operating Expense), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect.

              22.2 In the event of any damage to or destruction of the Building wherein the Demised Premises are located, other than as provided in
Section 22.1, Landlord may elect to repair, reconstruct and restore the Building, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair then this Lease shall terminate as of date of destruction.

              22.3 Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Building or Project within the sixty (60) day period following the date of damage or destruction.

              22.4 Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Demised Premises is surrendered to the Landlord except for outstanding indemnity and other obligations which survive termination of this Lease.

              22.5 In the event of fire or other casualty under this Section 22, the rental provided to be paid under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Demised Premises is impaired during the period of such repair, reconstruction or restoration, except to the extent Landlord provides Tenant with other space during the period of repair, which in Tenant's reasonable opinion is suitable for the temporary conduct of Tenant's business.

              22.6 Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair or restoration of the damage to the Demised Premises after the occurrence of such damage or destruction by reason of acts of God or war, governmental restrictions, inability to procure the necessary labor or materials, strikes, or other causes beyond the control of Landlord, the time for Landlord to commence or complete repairs shall be extended, provided, at the election of Landlord, Landlord shall be relieved of its obligation to make such repairs or restorations and Tenant shall be released from its obligation under this Lease as of the end of two hundred forty
(240) days from date of destruction, if repairs required to provide Tenant use of the Demised Premises are not then substantially complete.

              22.7 If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration to the entire Demised Premises, Building and Project, including all alterations, additions and improvements made thereto by Tenant which, pursuant to the terms of this Lease, become the property of Landlord and with respect to which Landlord had received prior written notice and plans therefor (including, but not limited to, the improvements made by Tenant pursuant to Exhibit "B.").

              22.8 Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Demised Premises when the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the term of this Lease or any extension hereof, or to the extent that insurance proceeds are not available therefor.

              22.9 Notwithstanding anything to the contrary set forth elsewhere in this Lease, in the event that Landlord shall not have substantially completed the restoration required to be performed by Landlord within two hundred ten (210) days following the date of the casualty, Tenant shall have the right, at its election, to terminate this Lease by giving written notice to Landlord prior to the date that is two hundred forty (240) days following the date of the casualty. In the event that Tenant so elects, this Lease shall terminate on the date that is two hundred seventy (270) days following the date of the casualty unless the restoration has been substantially completed (including the issuance of a use and occupancy permit) on or prior to such two hundred seventieth (270th) day.

       23.    Eminent Domain.

              23.1 In the event the whole of the Demised Premises, or such part thereof as shall substantially interfere with the Tenant's use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

              23.2 In the event of a partial taking of the Building, the Project or of drives, walkways, and parking areas serving the Building for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking then without regard as to whether any portion of the Demised Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in the reasonable opinion of Landlord, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of office rentals or laboratory space.

              23.3 Tenant shall be entitled to any award which is specifically awarded as compensation for the taking of Tenant's personal property, which was installed at Tenant's expense and for costs of Tenant moving to a new location. Except as before set forth, any award for such taking shall belong to Landlord.

              23.4 If upon any taking of the nature described in this Article 23 this Lease continues in effect, Landlord shall promptly proceed to restore the Demised Premises, Building, and Project to substantially their same condition prior to such partial taking to the extent such restoration is feasible, as determined by Landlord in its sole discretion. The Rent shall be abated proportionately based upon the extent to which Tenant's use of the Demised Premises has decreased on the basis of the percentage of the rental value of the Demised Premises after such taking and the rental value of the Demised Promises prior to such taking.

              23.5   Notwithstanding any other terms of this Lease:

                     (i) Landlord shall not terminate this Lease in connection with any condemnation, taking or similar event relating to (A) the widening and/or improvement of West Watkins Mill Road and/or (B) any of the land generally on the side of the Project between the Project and Clopper Road, without Tenant's written consent, provided, however, that such consent shall not be required if such condemnation, taking or similar event results in the physical taking of more than five percent (5%) of the Building (Landlord agreeing, however, to cooperate with Tenant in eliminating any such taking of the Building),

                     (ii) if any of the Project entrances, drives, aisles and/or parking along West Watkins Mill Road is reduced or eliminated in connection with any widening and/or improvement of West Watkins Mill Road then Landlord will, (A) to the extent of any condemnation proceeds received, at Landlord's sole expense (and, to the extent of any condemnation proceeds received, not as an operating expense and/or reserve) subject to receipt of applicable governmental approvals, reconfigure and/or re-stripe the remaining such areas as reasonably requested by Tenant so as to maximize parking and traffic flow within the Project, (B) to the extent of any condemnation proceeds received, at Landlord's sole expense (and, to the extent of any condemnation proceeds received, not as an operating expense and/or reserve) subject to receipt of applicable governmental approvals, construct an alternative point of ingress and egress from the Project, as reasonably agreed to by Landlord and Tenant, to provide access to "Metropolitan Court (extended)" and/or to the existing "park" road immediately to the south of the Project, and (C) subject to Tenant's reimbursement of any out-of-pocket expenses incurred by Landlord in connection therewith, cooperate with Tenant, from time to time as requested by Tenant in seeking any variances, special exceptions and/or the like thereafter required by Tenant for purposes of maintaining, operating and/or making alterations to the Building and/or the remaining parking areas, except that any costs for such physical changes to such parking and/or related areas that Landlord may be required to make as provided herein shall, to the extent of any condemnation proceeds received, be at Landlord's sole expense (and, to the extent of any such condemnation proceeds received, not as an operating expense and/or reserve),and

                     (iii) If Landlord elects to make any of the "proposed parking lot connections" indicated on the site-plan attached as Exhibit "G-1" to this Lease not as a result of any condemnation, taking or similar event relating to (A) the widening and/or improvement of West Watkins Mill Road and/or (B) any of the land generally on the side of the Project between the Project and Clopper Road, or in the event that Tenant shall lose the ability to make left turns directly from the parking area in the Project onto West Watkins Mill Road, Landlord shall, subject to receipt of all required governmental approvals, reconfigure and/or re-stripe the remaining areas shown on Exhibit "G-1" as reasonably requested by Tenant, at Landlord's sole cost and expense (and not as an operating expense and/or reserve), so as to maximize parking and traffic flow within the Project and, to the extent any parking provided to Tenant as shown on Exhibit "G-1" is lost as a result of making such connection, Landlord shall promptly provide alternate parking in lots 18 or 19 as depicted on Exhibit "G-2."

                     (iv) Except as provided in Section 23.5(iii), no loss of parking, and, subject to Landlord's other obligations set forth in this Section 23.5, no other interference with Tenant's use and enjoyment of the parking or other portions of the land on which the Building is located as a result of any condemnation, taking or similar event relating to (A) the widening and/or improvement of West Watkins Mill Road, and/or (B) any of the land generally on the side of the Project between the Project and Clopper Road, shall result in any reduction or abatement of Rent or otherwise reduce Landlord's rights and/or Tenant's duties and obligations hereunder or increase Tenant's rights and/or Landlord's duties and obligations hereunder.

       24.    Tenant's Default and Landlord's Remedies.

              24.1 An event of default ("EVENT OF DEFAULT") shall exist under this Lease if:

                     (a) Tenant fails to pay any rent or any other charges due and payable by Tenant under this Lease when due and such failure continues for more than five (5) days following Tenant's receipt of written notice thereof from Landlord (provided, however, that no such notice shall be required in the event that Landlord has given two (2) such notices to Tenant within the preceding 365 days);

                     (b) Tenant's estate created by this Lease is taken by execution or other legal process;

                     (c) Tenant is adjudicated bankrupt or insolvent according to law; or any assignment is made of the property of Tenant for the benefit of creditors; or a receiver, guardian, conservator, trustee in voluntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant's property by a court of competent jurisdiction; or a petition is filed for the reorganization of Tenant or any guarantor of Tenant's obligations hereunder under any provisions of the Bankruptcy Act now or hereafter enacted, and such proceeding is not dismissed within 60 days after it is begun; or Tenant files a petition for reorganization, or for arrangements under any provisions of the Bankruptcy Act now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts; or

                     (d) Tenant fails to perform or observe any of its other obligations under this Lease within thirty (30) days after written notice from Landlord to Tenant specifying the failure, provided, however, if such obligation(s) cannot reasonably be performed or observed within said thirty (30) day period, Tenant shall not be in default so long as Tenant has commenced curative action and is continuously and diligently prosecuting such curative action to completion and same is capable of completion within ninety (90) days.

              24.2 If an Event of Default shall exist hereunder, in addition to any and all other rights or remedies of Landlord in this Lease or at law or in equity, Landlord may do any or all of the following, without further notice or demand to Tenant or any other person:

                     24.2.1 Termination - Landlord may declare the Lease Term ended (even after it has relet the Demised Premises without terminating this Lease) and may re-enter and retake possession of the Demised Premises and remove all persons and property from the Demised Premises. If Landlord terminates this Lease under this Section 24.2.1., Tenant shall pay to Landlord, in addition to any other amounts Tenant is obligated to pay to Landlord under this Lease:

                     (a) Any unpaid Rent, including interest at the Default Rate, that is due when this Lease is terminated; plus

                     (b) Any other amount necessary to compensate Landlord for its damages connected with Tenant's failure to perform its obligations under this Lease, such as costs to re-enter and retake possession of the Demised Premises and remove all persons and property from the Demised Premises, to alter, repair, and decorate the Demised Premises, and reasonable attorneys' fees, advertising, and other reletting costs; plus

                     (c) The net present value (discounted at the then Wall Street Journal "prime" or similar rate) of the difference between (x) the Basic Annual Rent which would thereafter had remained to be paid under this Lease had such termination not occurred and (y) the fair rental value of the Demised Premises for the period following such termination and through the date upon which the Term was otherwise, in the absence of such termination, most recently scheduled to expire.

              Nothing in this Lease shall limit Landlord's right to recover as damages in any bankruptcy, insolvency, receivership, reorganization or arrangement proceeding the maximum allowed by the law then governing such

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proceedings, even if that amount is greater than the amount Landlord may recover under this Lease.

                     24.2.2 Rent Suit without Re-entry/Termination - Landlord may sue to collect Rent (as it accrues under this Lease) and damages (including reasonable attorneys' fees and the cost to renovate the Demised Premises) without retaking possession of the Demised Premises or terminating this Lease.

                     24.2.3 Re-entry without Termination - Landlord may reenter and retake possession of the Demised Premises from Tenant by summary proceedings or otherwise and remove Tenant and any other occupants from the Demised Premises in such a manner as Landlord deems advisable with legal process. Landlord also may remove from the Demised Premises all or any of the personal property in the Demised Premises and may place it in storage at a public warehouse at the expense and risk of the owner or owners thereof. "Re-enter" or "re-entry" as used in this Lease are not restricted to their technical meaning but are used in their broadest sense. Neither Landlord's commencement and prosecution of any action in unlawful detainer, ejectment or otherwise, nor Landlord's execution of any judgment or decree obtained in any action to recover possession of the Demised Premises, nor any action to recover possession of the Demised Premises, nor any other re-entry and removal, shall terminate this Lease (even if the re-entry is done under summary proceedings or otherwise) or discharge Tenant from any obligation under this Lease. In any of such events, Tenant shall continue to be liable to pay Rent and to perform all of its other obligations under this Lease, and Tenant shall pay to Landlord all monthly deficits in Rent, after any such re-entry, in monthly installments as the amounts of such deficits from time to time are ascertained. If Landlord retakes possession, Landlord may relet parts or all of the Demised Premises for terms greater or less than or equal to the unexpired part of the Lease Term on such terms and conditions and for such rent as the Landlord deems proper. Landlord shall apply the rent from such reletting (if and when received): first, to pay any indebtedness other than Rent due under this Lease from Tenant to Landlord; second, to pay any cost to relet (including costs to alter, repair or decorate the Demised Premises as Landlord deems advisable); third, to pay Rent due and unpaid under this Lease; and the residue, if any, to be held by Landlord and applied to pay future Rent as it becomes due. If the Rent received from reletting, after being applied as required in this Section 24.2.3, is not enough to pay the Rent under this Lease, then Tenant shall have no right to any excess. Tenant also shall pay to Landlord, as soon as ascertained, any costs to relet, alter, and repair not covered by the Rent received from reletting, including brokerage commissions and reasonable attorneys' fees. Nothing in this Lease shall obligate Landlord to relet all or any part of the Demised Premises.

                     24.2.4 Landlord's Right to Cure Tenant's Default

           If an Event of Default shall exist hereunder, Landlord may perform any action required of Tenant under the Lease, and Tenant shall pay Landlord, within thirty (30) days following Tenant's receipt of written demand by Landlord all of Landlord's expenses (including, without limitation, reasonable attorneys' fees) to perform the action.

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

                     24.2.5 Landlord's and Tenant's Costs

           In the event that either party shall default hereunder and such default shall result in the commencement of legal or other proceedings in respect thereof, then the prevailing party in any such proceeding shall be entitled to such reasonable attorneys' fees and expenses as the Court in such proceeding may award it pursuant hereto.

                     24.2.6 Counterclaim

           If Landlord files suit for non-payment of Rent or other amounts due under this Lease, Tenant will not interpose any non-compulsory counterclaim except in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or any other reason whatsoever.

                     24.2.7 Waiver of Rights of Redemption

           To the extent permitted by law, Tenant waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Demised Premises due to Tenant's default hereunder or otherwise.

                     24.2.8 Waiver of Trial by Jury

           Landlord and Tenant waive all rights to a trial by jury in any action, counterclaim, or proceeding based upon, or related to, the subject matter of this Lease. This waiver applies to all claims against all parties to such actions and proceedings, including parties who are not parties to this Lease. This waiver is knowingly, intentionally, and voluntarily made by each party and each party acknowledges that neither the other party nor any person acting on behalf of the other party, has made any representations to induce this waiver of trial by jury or in any way to modify or nullify its effect. Each party further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and in the making of this waiver by independent legal counsel, selected of its own freewill and that it has had the opportunity to discuss this waiver with counsel. Each party further acknowledges that it has read and understands the meaning and ramifications of this waiver provision.

              24.3 Landlord shall have the right to terminate this Lease, without penalty or charge to Landlord or Tenant, in the event that the Demised Premises remains vacant for more than one hundred twenty (120) days (other than if such vacancy is in connection with an alteration, renovation, addition, repair or improvement thereto).

       25.    Assignment or Subletting.

              25.1 Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, directly or indirectly, sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Demised

Premises or any part hereof, or permit or suffer the Demised Premises or any part thereof to be used or occupied as work space, storage space, mailing privileges, concession or otherwise by anyone other than Tenant or Tenant's employees, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall be deemed to have acted reasonably in withholding its consent if, inter alia, the proposed use of the Demised Premises by the proposed assignee or subtenant is substantially more hazardous and burdensome than the present use by Tenant and/or any affiliate thereof of 708 Quince Orchard Road or if the net worth of the proposed assignee or subtenant (in the case of a proposed sublease covering more than fifty percent (50%) of the Demised Premises) is less than Three Million Dollars ($3,000,000).

              25.2 If Tenant is a corporation, the shares of which are not traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby fifty (50%) or more of the issued and outstanding shares of such corporation are or the voting control is transferred (but excepting transfers upon deaths of individual shareholders) from a person or persons or entity or entities (or affiliates thereof) which were owners or warrant holders thereof (or affiliates of such owners or warrant holders) at the time of execution of this Lease to persons or entities who were not owners of shares or holders of warrants of the corporation (or affiliates of such owners or warrant holders) at the time of execution of this Lease (or to any persons or entities who are not then affiliates of any such original owners, holders or other affiliates) shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in Section 25.1 above. The foregoing shall not apply to transfers among stockholders existing at the time of such transfer, nor to transfers from any such holders to affiliates, family members, spouses or employees thereof, nor to any transfer pursuant to which all or a substantial amount of the transferred shares are intended to be transferred or thereafter traded on a public exchange (including in the so-called over- the-counter market).

              25.3 If Tenant desires to assign this Lease to any entity into which Tenant is merged, with which Tenant is consolidated, or which acquires all or substantially all of the assets of Tenant, provided that the assignee first executes, acknowledge and delivers to Landlord an agreement whereby the assignee agrees to be bound by all of the covenants and agreements in this Lease and that the assignee shall have a net worth (determined in accordance with generally accepted accounting principles consistently applied) immediately after such assignment which is at least equal to Three Million Dollars ($3,000,000) (as so determined), then Landlord, upon receipt of proof of foregoing, will consent to the assignment. The provisions of Sections 25.4, 25.5, 25.6 and 25.10 shall not be applicable to assignments of this Lease pursuant to this Section 25.3.

              25.4 In the event Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Demised Premises, then at least fifteen (15) business days, but not more than ninety (90) days, prior to the date when Tenant desires the assignment or sublease to be effective (the "ASSIGNMENT DATE"), Tenant shall give Landlord a notice (the "ASSIGNMENT NOTICE") containing information (including references) concerning the character of the proposed assignee or sublessee, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or sublessee, and the consideration and all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant or refuse such consent in its reasonable discretion as provided in Sections 25.1 and 25.5 (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease or assignment prior to the effective date of any such subletting or assignment), or (ii) terminate this Lease in accordance with
Section 25.10 with respect to the space described in the Assignment Notice as of the Assignment Date. Tenant shall also reimburse Landlord for any, reasonable attorneys fees and other costs or overhead expenses incurred by Landlord (not to exceed $2,000.00 for any one request) in reviewing Tenant's request for such assignment.

              25.5 Landlord in making its determination as to whether consent should be given to a proposed assignment or sublease, may give consideration to the financial strength of the proposed subtenant (in the case of a proposed sublease covering more than fifty percent (50%) of the Demised Premises) or assignee (notwithstanding Tenant remaining liable for Tenant's performance), any change in use which such subtenant or assignee proposes to make in use of Demised Premises and any desire of Landlord to exercise any rights under Section
25.10 to terminate this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a transfer to a subtenant or assignee of poor reputation, lacking financial qualifications (in the case of a proposed sublease, only if the proposed sublease covers more than fifty percent (50%) of the Demised Premises), or seeking change in use, subject to Section 10.1 hereby, which would reduce the number of square feet of the Demised Premises used for laboratories.

              25.6 As conditions precedent to Landlord considering a request by Tenant to Tenant's transfer of rights or sharing of the Demised Premises, Landlord may require any or all of the following:

                     (a) Tenant shall remain fully liable under this Lease during the unexpired Term;

                     (b) Tenant shall provide Landlord with evidence concerning the relevant business experience, financial responsibility and status of the third party concerned;

                     (c) Tenant shall reimburse Landlord for Landlord's reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, charges and disbursements (not to exceed $2,000.00 for any one request) incurred in connection with the review, processing, documentation and approval or disapproval of such request;

                     (d) If Tenant's transfer of rights or sharing of the Demised Premises results in the receipt by, on behalf or on account of Tenant of any consideration of any kind whatsoever (including, but not by way of limitation, a premium rental for a sublease or lump sum payment for an assignment) in excess of the rental and other charges due Landlord under this Lease, Tenant shall pay

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

fifty percent (50%) of said excess to Landlord (after deduction from such excess all costs and expenses incurred by Tenant in connection with any assignment or sublease, including, without limitation, alterations, concessions, commissions, advertising and legal fees). If said consideration consists of cash paid to Tenant said payment to Landlord shall be made upon receipt by Tenant of said cash payment;

                     (e) Written agreement from any third party concerned that in the event Landlord gives such third party notice that an Event of Default has occurred under this Lease, such third party shall thereafter make all payments otherwise due Tenant directly to Landlord for so long as such Event of Default remains uncured, which payments will be received by Landlord without any liability on Landlord except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however that in no event shall Landlord or its successors or assigns be obligated to accept such attornment;

                     (f) Any such transfer and consent shall be effected on forms reasonably satisfactory to Landlord and Tenant as to form and substance;

                     (g) No Event of Default shall exist hereunder in any respect;

                     (h) Landlord shall not be bound by any provision of any agreement pertaining to Tenant's transfer of rights or sharing of the Demised Premises;

                     (i) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to Tenant's transfer of rights or sharing of the Demised Premises; and

                     (j)    A list of Hazardous Material (as defined in Section
40.6 below), certified by the proposed sublessee to be true and correct, which the proposed sublessee intends to use or store in the Demised Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed sublessee takes occupancy of the Demised Premises, all of the items relating to Hazardous Materials of such proposed sublessee as described in
Section 40.1.1 below.

              25.7 Any sale, assignment, hypothecation or transfer of this Lease or subletting of the Demised Premises that is not in compliance with the provisions of this Article 25 shall constitute an Event of Default if any such noncomplying sale, assignment, hypothecation or transfer is not rescinded within ten (10) days after Tenant's receipt of notice from Landlord.

              25.8 The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or sublessee of the Demised Premises from obtaining the consent of Landlord to any further

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

assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease.

              25.9 Notwithstanding any subletting or assignment, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due, or to become due hereunder, and for the full performance of all other terms, conditions, and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Demised Premises.

              25.10 If Tenant delivers to Landlord an Assignment Notice indicating a desire to assign this Lease to a transferee pursuant to a transaction requiring Landlord's consent hereunder, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within fifteen (15) business days after Landlord's receipt of the Assignment Notice, to terminate this Lease as of the date specified in the Assignment Notice as the Assignment Date. If Landlord exercises such option, then Tenant shall have the right to withdraw such Assignment Notice by delivery to Landlord written notice of such election within five (5) days after Landlord's delivery of notice electing to exercise such option to terminate. In the event Tenant withdraws the Assignment Notice as hereinabove provided, this Lease shall continue in full force and effect as if such Assignment Notice had never been given. In the event Tenant does not so withdraw the Assignment Notice as hereinabove provided, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date. No failure of Landlord to exercise any such option to terminate this Lease shall be deemed to be Landlord's consent to the proposed assignment, sublease or other transfer.

              25.11 None of the terms of this Section 25 shall apply to any sublease between Tenant and any affiliate or subsidiary of Tenant nor to any arrangements (whether designated subleases, licenses or otherwise), other than assignments, between Tenant and any person with whom Tenant or any affiliate or subsidiary of Tenant has any scientific collaboration, joint venture, licensing arrangement or other similar relationship.

              25.12 Any consent, approval or other action required of Landlord under this Article 25 and not received by Tenant within fifteen (15) business days following Tenant's written request therefor shall be deemed granted and/or waived as the case may be in accordance with the terms of the Assignment Notice.

       26.    Intentionally omitted.

       27.    Bankruptcy.

              27.1 In the event a debtor, trustee, or debtor in possession under the Bankruptcy Code, or other person with similar rights, duties and powers under any other law, proposes to cure any default under this Lease or to assume or assign this Lease, and is obliged to provide adequate assurance to Landlord

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

that (i) a default will be cured, (ii) Landlord will be compensated for its damages arising from any breach of this Lease, or (iii) future performance under this Lease will occur, then adequate assurance shall include any or all of the following, as designated by Landlord:

                     (a) Those acts specified in the Bankruptcy Code or other law as included within the meaning of adequate assurance, even if this Lease does not concern a shopping center or other facility described in such laws;

                     (b) A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

                     (c) A cash deposit in an amount at least equal to the Security Deposit as referenced in 2.1.8 originally required at time of execution of this Lease.

                     (d) The assumption or assignment of all of Tenant's interest and obligations under this Lease.

       28.    Definition of Landlord.

              28.1 The term "LANDLORD" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only Landlord or the successor-in-interest of Landlord under this Lease at the time in question. In the event of any transfer, assignment or the conveyance of Landlord's title or leasehold, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, of all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee of such title or leasehold shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership or ground lease of the Demised Premises. Landlord may transfer its interest in the Demised Premises or this Lease without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on the part of Landlord or the then grantor of any of the terms or conditions of this Lease. The foregoing notwithstanding, Landlord shall not be released from or in respect of any liability or obligation accruing prior to such transfer nor shall the terms of
Section 31 apply thereto.

       29.    Estoppel Certificate.

              29.1 Tenant shall within ten (10) days of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit "E" with the blanks filled in, and on any other form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to

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

Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further brief factual information with respect to this Lease or the Demised Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Demised Premises are a part. Tenant's failure to deliver such statement within such time shall, at the option of Landlord, constitute a default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution. Landlord shall similarly deliver to Tenant upon request, a similar estoppel certificate or statement setting forth such similar or other brief factual information as Tenant may reasonably request. Any such statement requested by Tenant may be relied upon by any assignee, sublessee, purchaser, lender, investor, advisor or other similar person with respect to Tenant. Landlord's failure to execute and return any such statement requested by Tenant within ten (10) days following Landlord's receipt thereof from Tenant shall constitute conclusive evidence of the facts recited therein.

       30.    Intentionally omitted.

       31.    Limitation of Landlord's Liability.

              31.1 If Landlord is in default of this Lease, and as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and Project of which the Demised Premises are a part, and/or out of rent or other income from such real property receivable by Landlord, and/or out of the consideration received by Landlord from the sale, financing, refinancing, or other disposition of all or any part of Landlord's right, title, and interest in the Building and Project of which the Demised Premises are a part, and/or out of any amounts distributed to or otherwise received by Landlord from and after the date that Tenant has first made a written demand upon Landlord for such amounts.

              31.2 Landlord shall not be personally liable for any deficiency. If Landlord is a partnership or joint venture, the partners of such partnership shall not be personally liable and no partner of Landlord shall be sued or named as a party in any suit or action or service of process be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, the shareholders, directors, officers, employees, and/or agents of such corporation shall not be personally liable and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action or service of process made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, the members, managers, employees and/or agents of such limited liability company shall not be personally liable and no member, manager, employee or agent of Landlord shall be sued or named as a party in any suit or action or service of process made against any member, manager, employee or agent except as may be necessary to secure jurisdiction of such limited liability company. No partner, shareholder, member,

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

director, employee, or agent of Landlord shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord. Nothing contained in this Section 31.2 shall restrict Tenant from commencing a legal action against any person described in this Section 31.2 seeking to obtain a return of any amounts distributed to or otherwise received by such person from and after the date that Tenant first made a written demand upon Landlord for such amounts. The immediately preceding sentence shall not be applicable to shareholders or other owners (in such capacity) so long as the stock of Landlord is publicly traded.

              31.3 Each of the covenants and agreements of this Article 31 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or by common law and shall survive the termination of this Lease.

       32.    Project Control by Landlord.

              32.1 Landlord reserves full control over the Building and Project to the extent not inconsistent with Tenant's enjoyment of the Demised Premises in accordance with the terms hereof. Subject to the foregoing, this reservation includes but is not limited to right of Landlord to convert the Building and or other buildings within the Project to condominium units, the right to grant easements and licenses to others and the right to maintain or establish ownership of Building separate from fee title to land.

              32.2 Tenant shall, should Landlord so request, promptly join with Landlord in execution of such documents as may be reasonably appropriate to assist Landlord to implement any such action provided Tenant need not execute any document which is of nature wherein liability is created in Tenant or if by reason of the terms of such document, Tenant will be deprived of the quiet enjoyment and use of the Demised Premises as granted by this Lease.

              32.3 Landlord may, at any and all reasonable times during business hours and upon reasonable advance notice (provided that no time restrictions shall apply or advance notice need be given if an emergency necessitates an immediate entry), enter the Demised Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Demised Premises to prospective mortgagees, investors (but not competitors of Tenant), purchasers or (only during the final 400 days of the
Term) tenants, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers, and (f) alter, improve or repair any portion of the Building other than the Demised Premises, but for which access to the Demised Premises is necessary. In connection with any such alteration, improvement or repair, Landlord may erect in the Demised Premises or elsewhere in the Project scaffolding and other structures reasonably required for the work to be performed. In no event shall Tenant's Rent abate as a result of any such entry or work; provided, however, that all such work shall be done in such a manner as to cause the least interference to Tenant as reasonably possible. If an emergency necessitates immediate access to the Demised Premises, Landlord may use whatever force is necessary to enter the Demised Premises and any such entry to the Demised Premises shall not constitute a forcible or unlawful entry to the Demised Premises, a detainer of the Demised Premises, or an eviction of Tenant from the Demised Premises, or any portion thereof. Other than in the case of an emergency, Landlord's entry into the Demised Premises shall be subject to such reasonable security restrictions as Tenant may reasonably impose and Landlord shall not enter any of Tenant's "secure" areas of which Landlord has notice unless accompanied by a representative of Tenant; Tenant hereby agreeing to have a representative available to Landlord for such purpose at all times during business hours.

       33.    Quiet Enjoyment.

           So long as Tenant is not in default, Landlord covenants that Landlord or anyone acting through or under Landlord will not disturb Tenant's occupancy of the Demised Premises except as permitted by the provisions of this Lease.

       34.    Intentionally Omitted.

       35.    Subordination and Attornment.

              35.1 Subject to the other terms hereof, this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Project and Building and to all advances made or hereafter to be made upon the security thereof.

              35.2 Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further reasonable instrument or instruments, reasonably acceptable to Tenant, evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be reasonably required by Landlord. However, if any such mortgagee, beneficiary or landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Demised Premises regardless of date and Tenant will execute a statement in writing to such effect at Landlord's request. Any such statement must be reasonably acceptable to Tenant.

              35.3 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Demised Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

              35.4 The foregoing subordination is expressly contingent upon Landlord and each party benefitting therefrom (e.g., the lender or ground lessor) executing a non-disturbance agreement with Tenant, in such form as the parties thereto may reasonably agree but providing Tenant and the lender or ground lessor, as the case may be, substantially and in all material respects with the rights and benefits set forth in the form attached hereto as Exhibit "F".

       36.    Surrender.

              36.1 No surrender of possession of any part of the Demised Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.

              36.2 The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

              36.3 The voluntary or other surrender of any ground or underlying lease that now exists or may hereafter be executed affecting the Building or Project, or a mutual cancellation, thereof, or of Landlord's interest therein, shall not work a merger and shall, at the option of the successor of Landlord's interest in the Building or Project, operate as an assignment of this Lease.

       37.    Waiver and Modification.

              37.1 No provision of this Lease may be modified, amended or added to except by an agreement in writing. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

       38.    Intentionally omitted.

       39.    Intentionally omitted.

       40.    Hazardous Materials.

              40.1 Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Demised Premises or the Project in violation of applicable law by Tenant, its agents, employees, contractors or invitees. If (i) Tenant breaches the obligation stated in the preceding sentence, or (ii) the presence of Hazardous Materials (except Hazardous Materials which Tenant can prove (A) migrated onto the Project from adjacent property or (B) were introduced to the Project as the result of an accident or spill occurring in connection with any railroad traffic on the railroad tracks running along the northern end of the Project) results in contamination of the Demised Premises, the Building, the Project or any adjacent Property, or (iii) contamination of the Demised Premises, the Building, the Project or any adjacent Property by Hazardous Material otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder as a result of the actions or omissions of Tenant or its agents, then Tenant shall indemnify, defend and hold Landlord, its agents and contractors harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Demised Premises or any portion of the Project, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Demised Premises or Project, damages arising from any adverse impact on marketing of space in the Demised Premises or the Project, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Lease term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of any such Hazardous Material present in the air, soil or ground water above on or under the Demised Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Demised Premises, the Building, the Project or any adjacent Property, caused or permitted by Tenant or its agents results in any contamination of the Demised Premises, the Building, the Project or any adjacent Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Demised Premises, the Building, the Project or any adjacent Property, to the condition existing prior to the time of such contamination, provided that Landlord's approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Demised Premises, the Building or the Project.

                     40.1.1 Landlord acknowledges that it is not the intent of this Article 41 to prohibit Tenant from operating its business as described in
Section 2.1.9 above. Tenant may operate its business according to the custom of the industry so long as the use or presence of Hazardous Material is strictly and properly monitored according to all applicable governmental requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Material in connection with its business, Tenant agrees to deliver to Landlord prior to the Rent Commencement Date a list identifying each type of Hazardous Material to be present on the Demised Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Demised Premises ("HAZARDOUS MATERIAL LIST"). Tenant shall deliver to Landlord an updated Hazardous Material List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto the Demised Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (if any) (hereinafter referred to as the "DOCUMENTS") relating to the handling, storage, disposal and emission of Hazardous Material prior to the Rent Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental agency: permits; approvals; reports and correspondence; storage and management plans; notice of violations of any laws; plans relating to the installation of any such storage tanks to be installed in or under the Project by Tenant (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Material or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant's business should such information become possessed by Tenant's competitors. At the written request of Landlord, Tenant agrees that it shall enter into a written agreement with other tenants at the Building concerning the equitable allocation of fire control areas within the Building for the storage of Hazardous Materials. In the event that Tenant's use of Hazardous Materials is such that it utilizes fire control areas in the Building in excess of Tenant's Pro Rata Share of the Building as set forth in Section 2.1.6 above, Tenant agrees that it shall, at its own expense, and upon the written request of Landlord, establish and maintain a separate area of the Demised Premises for the use and storage of Hazardous Materials, or take such other action so that its share of the fire control areas of the Building is not greater than Tenant's Pro Rata Share of the Building.

              40.2   Notwithstanding the provisions of Section 40.1 above, if
(i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such party's action or use of the property in question, or (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material, it shall not be unreasonable for Landlord to withhold its consent to the proposed assignment or subletting.

              40.3 At any time, and from time to time, prior to the expiration of the Term (but not more often than three (3) times during the Term, unless Landlord, in its reasonable judgment, has a demonstrable basis upon which to believe that contamination has occurred), Landlord shall have the right to conduct appropriate tests of the Demised Premises, Building and Project to demonstrate that contamination has occurred as a result of Tenant's use of the Demised Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold the Landlord, its agents and contractors harmless from and against any and all claims, costs and liabilities including actual attorneys' fees, charges and disbursements, arising out of or in connection with any removal, clean up, restoration and materials required hereunder to return the Demised Premises and any other property of whatever nature to their condition existing prior to the time of any such contamination for which Tenant is responsible pursuant to this Section 40. Notwithstanding the provisions of the last sentence of Section 7.1(c), Tenant shall pay for the cost of the tests of the Demised Premises.

              40.4 If underground or other storage tanks storing Hazardous Materials are located on the Demised Premises by Tenant or are hereafter placed on the Demised Premises by or for Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the applicable Maryland and Federal laws.

              40.5 Tenant's obligations under this Article 40 shall survive the expiration or earlier termination of the Lease. During any period of time employed by Tenant or Landlord after the termination of this Lease to complete the removal from the Demised Premises of any such Hazardous Materials for which Tenant is responsible pursuant to this Section 40, Tenant shall continue to pay the full Rent in accordance with this Lease, which Rent shall be prorated daily. In the event that Landlord leases any portion of the Demised Premises to a third party,

Tenant's obligation to pay Rent with respect to any such leased portion pursuant to this Section 40.5 shall cease.

              40.6 As used herein, the term "HAZARDOUS MATERIAL" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Maryland or the United States government, including, without limitation, the following: (i) "oil" as defined by Maryland Environment Code Ann., Section 4401(g) (1993), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous waste", "hazardous substance" or "release" as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder ("CERCLA"); (iii) any "hazardous substance" or "hazardous waste" as defined by Maryland Environmental Code Ann., Title 7, Subtitle 2 (1993), as amended from time to time, and regulations promulgated thereunder, and (iv) any "solid waste" or "disposal" as defined in the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated thereunder ("RCRA"). For purposes of this Lease, the term "Hazardous Materials" shall not be deemed to include substances and materials commonly used by tenants of commercial office space. Nonetheless, Tenant shall only store reasonable quantities of such substances and materials and shall store, use and dispose of the same in compliance with all applicable laws, insurance and labeling requirements.

              40.7 Landlord and Tenant acknowledge that one or more prior occupants of the Project previously maintained an underground storage tank and an oil interceptor (the "PRIOR HM USE"). Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible for (without reimbursement by Tenant through Rent or otherwise) all costs and expenses associated with any removal, disposal, remediation or other required activities in connection with the Prior HM Use (including removal of the tank). Notwithstanding anything herein to the contrary, Tenant shall not conduct any testing, boring or other investigation of any kind of subsurface soil conditions except (i) as required in connection with Tenant's obligations pursuant to this
Section 40, (ii) in connection with the initial construction of the Tenant Work and/or the Tenant Performed Landlord Work for Phase 1 or Phase 2, (iii) as required by law, or (iv) upon not less than fifteen (15) days prior written notice to Landlord, if Tenant has a reasonable basis for believing that a portion of the Project is contaminated with Hazardous Materials for which Tenant has or may have legal liability. In any such event, Landlord may perform any required testing, the costs of which shall be allocated to Landlord or Tenant as otherwise provided in this Lease.

       41.    Intentionally omitted.

       42.    Options to Extend Term.

              42.1   Provided that (i) this Lease is in full force and effect,
(ii) no material adverse change in Tenant's financial condition shall have occurred, and (iii) Tenant shall not have been in default in respect of the payment of Rent at any time during the two (2) year period prior to the date on which Tenant exercises its right to extend the term of this Lease, Tenant shall have the option to extend the term of this Lease for a first renewal term of five (5) years at a Basic Annual Rental during the first renewal term equal to the Basic Annual Rental on the last day of the term prior to the first renewal term plus three percent (3%) or such other amount as may be agreed upon by Landlord and Tenant, and otherwise on the same terms, covenants and conditions as are contained in this Lease.

              42.2 Tenant shall give Landlord written notice of Tenant's election to extend the term of this Lease no less than 270 days, but not more than 360 days, prior to the expiration of the then current term of this Lease.

              42.3 Provided that (i) Tenant shall have effectively exercised its option to extend the term for a first renewal term, (ii) this Lease shall be in full force and effect, (iii) no material adverse change in Tenant's financial condition shall have occurred, and (iv) Tenant shall not have been in default in respect of the payment of Rent at any time during the two (2) year period prior to the date on which Tenant exercises its right to extend the term of this Lease for a second renewal term, Tenant shall have the option to extend the term of this Lease for a second renewal term of five (5) years at a Basic Annual Rental during the second renewal term equal to the Basic Annual Rental on the last day of the first renewal term plus three percent (3%) or such other amount as may be agreed upon by Landlord and Tenant, and otherwise on the same terms, covenants and conditions as are contained in this Lease, except that there shall be no further option to extend the term of this Lease.

              42.4 Tenant shall give Landlord written notice of Tenant's election to extend the term of this Lease no less than 270 days, but no more than 360 days, prior to the expiration of the then current term of this Lease.

       43.    Miscellaneous.

              43.1 Terms and Headings. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

              43.2 Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

              43.3 Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

              43.4 Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

              43.5 Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

              43.6 Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement. The Basic Lease Provisions, general provisions and Exhibits all constitute a single document and are incorporated herein.

              43.7 Severability. Any provision of this Lease which shall prove to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

              43.8 Recording. Upon request by Tenant, Landlord shall execute and deliver to Tenant a document, in recordable form, evidencing the existence of this Lease (without stating any of the rental provisions) which document Tenant shall have the right to record in the land records of Montgomery County, Maryland. Tenant shall pay any and all recordation, transfer or other taxes or fees associated with the recordation of such document.

              43.9 Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

              43.10 Inurement. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees, or any person who may come into possession of said Demised Premises or any part thereof in any manner whatsoever. Nothing contained in this Section 43.10 shall in any way alter the provisions against assignment or subletting in this Lease provided.

              43.11 Notices. Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and shall be effective upon receipt (or refusal of receipt) (a) when delivered in person, or (b) when sent by registered or certified mail, return receipt requested, postage prepaid, or (c) when delivered by a nationally recognized overnight courier service, addressed to Tenant or Landlord at the addresses shown in Section 2.1.10 of the Basic Lease Provisions. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

              43.12 Maryland Jurisdiction. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, applied to contracts made in Maryland for Maryland domiciliaries to be wholly performed in Maryland.

              43.13 Authority. That individual or those individuals signing this Lease warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, joint venturers or other organizations and/or entities on whose behalf said individual or individuals have signed.

              43.14 Miller Tax Abatement. Landlord agrees, at tenant's sole cost and expense, to reasonably cooperate with Tenant in effecting in Miller Tax Abatement or other tax abatement and/or state or local grant benefitting Tenant.

       IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.


                                    TENANT:

                                    GENE LOGIC INC., a Delaware Corporation


                                    By:  /s/ Philip L. Rohrer, Jr.
                                       ---------------------------
                                    Its: Chief Financial Officer
                                        -----------------------------


                                    LANDLORD:

                                    ARE - 50 WEST WATKINS MILL, LLC,
                                    a Delaware limited liability company

                                    By:   ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
                                          a Delaware limited partnership

                                          By:  ARE-QRS, CORP.,
                                               a Delaware corporation


                                               By:  /s/ Joel S. Marcus
                                                  --------------------
                                               Name:    Joel S. Marcus
                                                    ------------------
                                               Its:      Chief Executive Officer
                                                   -----------------------------

                              EXHIBIT "A" TO LEASE

                         LEGAL DESCRIPTION AND SITE PLAN

Description:  All that property located in the Ninth Election District of
              Montgomery County, Maryland and more particularly described as follows:

              Parcel lettered "B" in the subdivision known as "PARCELS A & B. BENNINGTON CORPORATE CENTER", as per plat recorded in Plat Book 148 at plat 16955 among the Land Records of Montgomery County, Maryland.

              Being the same property as acquired from Jonathan S. England, etal, by deed dated February 4, 1988 and recorded in Liber 8149 at folio 420.

Plot Plan:    Attached

                              EXHIBIT "B" TO LEASE

                                   WORK LETTER

       1. Tenant's Authorized Representative. Tenant designates Donna Voorman ("TENANT'S AUTHORIZED REPRESENTATIVE") as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant's Authorized Representative.

       2. The Work. The work shall consist of work to be done by Landlord as described on Schedule 1-A hereto ("LANDLORD'S WORK"), work to be done by Tenant on behalf of Landlord as described on Schedule 1-B hereto ("TENANT PERFORMED LANDLORD WORK") and tenant improvement work to be done by Tenant ("TENANT'S WORK").

              A. Landlord's Work shall be done at Landlord's sole cost and expense and shall be completed no later than January 1, 2001.

              B. Except as noted on Schedule 1-B, the Tenant Performed Landlord Work shall be designed by the Tenant Improvement Architect selected pursuant to Section 2.C hereof and shall be reviewed and approved by Landlord as provided in such Section. The Tenant Performed Landlord Work shall be done at Landlord's sole cost and expense and shall be undertaken by Tenant pursuant to construction contracts with the contractor or contractors approved by Landlord following a bidding procedure reasonably approved by Landlord and Tenant.

              C. Tenant's Work shall be done at Tenant's sole cost and expense (except for the Allowance, as such term is hereinafter defined) and in accordance with the plans and specifications hereinafter referred to in this Exhibit B. All plans and specifications shall be prepared by architects and engineers selected by Tenant and approved by Landlord, Landlord's approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves Kling Lindquist as the Tenant Improvement Architect, C2C Inc as the project/construction manager and The Whiting-Turner Contracting Company, Hitt Contracting and Gilbane Construction as potential general contractors for the Tenant Performed Landlord Work and the Tenant Work. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Performed Landlord Work (to the extent such work must be designed) and Tenant's Work prepared in conformity with the applicable provisions of this Exhibit B. The schematics shall contain sufficient information to convey Tenant's proposed design to Landlord. Landlord shall notify Tenant of any objections to such schematics within five (5) business days after receipt thereof. If Landlord makes objections to Tenant's schematics, Tenant shall cause such objections to be remedied in the working drawings and specifications Tenant submits to Landlord for approval. Within five (5) business days after receipt by Landlord of said working drawings, Landlord shall notify Tenant of the manner, if any, in which said working drawings and specifications as submitted by Tenant are unacceptable and Tenant shall re-submit such working drawings and specifications to Landlord for approval. Landlord shall respond to all requests for consents, approvals, directions or the like made by Tenant pursuant to this

Exhibit B within five (5) business days following Landlord's receipt of such request. Requests need be sent only to Larry Diamond at Landlord's Maryland office. Landlord's failure to respond within such five (5) business day period shall be deemed approval by Landlord.

       3. Completion of the Tenant Performed Landlord Work and Tenant's Work. Tenant will perform and complete the Tenant Performed Landlord Work and Tenant's Work in compliance with this Lease and such rules and regulations as Landlord may reasonably make and in accordance with all applicable laws, orders, regulations and requirements of all governmental authorities, Landlord's insurance carriers and the board of fire underwriters having jurisdiction. Prior to the commencement of the Tenant Performed Landlord Work and Tenant's Work, Tenant shall submit to Landlord, for Landlord's approval (which approval shall not be unreasonably withheld, conditioned or delayed), a list of project managers and contractors (except that no further approval shall be required for the persons identified in Section 2.C. above) who will perform the Tenant Performed Landlord Work and Tenant's Work. Landlord shall give Tenant notice of its approval or disapproval within five (5) business days after Landlord's receipt of Tenant's list. Landlord may require that Tenant's contractor(s) (other than the contractors pre-approved in Section 2.C. above) provide a performance and payment bond in industry standard form. All the Tenant Performed Landlord Work and Tenant's Work shall be subject to Landlord's or Landlord's representative's reasonable approval. The Tenant Performed Landlord Work and Tenant's Work shall be performed in accordance with the approved working drawings and specifications and this Exhibit B. For all major subcontracts for Tenant's Work, Tenant's general contractor shall be required to provide to Tenant at least two (2) competitive bids. For all major subcontracts for the Tenant Performed Landlord Work, Tenant's general contractor shall be required to provide to Landlord and Tenant at least three (3) competitive bids, and the subcontract shall be awarded to the subcontractor approved by Landlord. Landlord shall be solely responsible for the costs of such Tenant Performed Landlord Work (the "LANDLORD PAYMENT").

       4. Obligations of Tenant Before Lease Term Begins. Tenant shall perform promptly such of its obligations contained in this Exhibit B as are to be performed by it prior to the beginning of the Lease Term; and Tenant shall also observe and perform all of its obligations under this Lease (excepting its obligations to pay Basic Annual Rent and Operating Expenses) from the date upon which the Demised Premises are made available to Tenant for the Tenant Performed Landlord Work and Tenant's Work until the Rent Commencement Date.

       5. Completion of Tenant's Construction Obligations. Tenant, at Tenant's sole cost and expense and without cost to Landlord (except for the Allowance and the Landlord Payment), shall complete the Tenant Performed Landlord Work and Tenant's Work described in this Exhibit B in all respects in accordance with the provisions of this Lease. The Tenant Performed Landlord Work and Tenant's Work shall be completed at such time as Tenant, at its sole cost and expense and without cost to Landlord (except for the Allowance and the Landlord Payment) shall (1) furnish evidence satisfactory to Landlord that all of the Tenant Performed Landlord Work and Tenant's Work has been completed and paid for in full (which may be evidenced by the architect's certificate of completion and the general contractor's and subcontractor's final waivers and releases of liens) (and such work has been accepted by Landlord); that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived and that no security interests relating thereto are outstanding; (2) furnish to Landlord all certifications and approvals with respect to the Tenant Performed Landlord Work and Tenant's Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Demised Premises; (3) furnish to Landlord the insurance required by the Lease; and (4) furnish an affidavit from Tenant's architect certifying that all work performed in the Demised Premises is in substantial accordance with the working drawings and specifications approved by Landlord. The foregoing not withstanding, Tenant's Work shall not be deemed incomplete by reason of, nor shall Tenant have any liability with respect to mechanics liens arising solely from Landlord's breach of its obligation to advance Landlord Payment as herein provided.

       6. Insurance. Tenant's contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to this Lease the following types of insurance:

              A. Builders Risk Insurance. At all times during the period between the commencement of construction of the Tenant Performed Landlord Work and Tenant's Work and the date of the opening for business in the Demised Premises, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder's Risk Form, covering Landlord, Landlord's agents, Tenant and Tenant's contractors, as their interests may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called "broad form extended coverage endorsement" upon all the Tenant Performed Landlord Work and Tenant's Work and builder's machinery, tools and equipment, all while forming a part of, or contained in, such improvements or temporary structures while on the Demised Premises, or when adjacent thereto, all on a completed value basis for the full insurable value at all times. Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents and employees.

              B. Workers' Compensation. At all times during the period of construction of the Tenant Performed Landlord Work and Tenant's Work, Tenant will require contractors and subcontractors to maintain statutory Workers' Compensation as required by law.

       7. Liability. It is agreed that Tenant assumes the responsibility and liability for any and all injuries or death of any persons, including Tenant's contractors and subcontractors, and their respective employees and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant, Tenant's contractors or subcontractors or their respective employees, in the prosecution of the Tenant Performed Landlord Work and Tenant's Work and with respect to such work agrees to indemnify and save free and harmless Landlord, from and against all losses and/or expenses, including reasonable legal fees and expenses, which Landlord may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged and Tenant and Tenant's contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits; provided, however, that nothing contained in this Exhibit B shall be deemed to indemnify or otherwise hold Landlord harmless from or against the negligent or wrongful acts or omissions of Landlord, its agents, employees and contractors nor to affect or modify the terms of Section 21.7 of the Lease. Any approval or consent by Landlord shall in no way obligate Landlord in any manner whatsoever in respect of the finished product designed and/or constructed by Tenant. Any deficiency in design or construction, although the same has prior approval of Landlord, shall be solely the responsibility of Tenant (except that the foregoing shall not, in the case of Tenant Performed Landlord Work, release Landlord from its maintenance, repair, replacement and similar obligations under the Lease). All materials and equipment furnished by Tenant as Tenant Work shall be new or "like- new" and all work shall be performed in a first-class workmanlike manner.

       8. Allowance. Landlord shall contribute $1,578,775 (the "ALLOWANCE") toward the costs and expenses incurred in connection with the performance of Tenant's Work, of which no more than $172,230 may be payable to Tenant's architects and engineers. Upon request by Tenant the Allowance may be increased by an amount up to $4,592,800. In the event that Tenant requests such an increase, the Basic Annual Rent shall be increased by $0.14 per annum for each additional $1.00 advanced by Landlord to Tenant pursuant to Tenant's request. Landlord shall be paid by Tenant the sum of $51,205 for monitoring and inspecting Tenant's Work, which sum shall be deducted from the Allowance. If the entire Allowance is not applied toward or reserved for the costs of Tenant's Work, Tenant shall receive a credit of such unused portion of the Allowance (the "UNUSED ALLOWANCE"), provided, however, the Unused Allowance shall not exceed $82,500 with respect to Phase 1, and shall not exceed $75,377.50 with respect to Phase 2. Upon submission by Tenant to Landlord of a statement ("ADVANCE REQUEST") setting forth the amount requested and a reasonably detailed summary of the Tenant's Work and Tenant Performed Landlord Work performed (which shall be satisfied by a copy of an AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect) accompanied by lien releases from the general contractor and the subcontractors in respect of the prior advance. Landlord, within five (5) business days following receipt by Landlord of the Advance Request and the accompanying materials, shall advance to Tenant such amounts of the Allowance and the Landlord Payment as Landlord shall reasonably determine to be due in accordance with the Advance Request and the accompanying statements. The Allowance and the Landlord Payment may be used for the payment of applicable construction and other applicable costs including, without limitation, laboratory improvements, finishes, Building fixtures, building permits and fees, architectural, engineering, design and consulting fees. Tenant shall have the right to retain its own specialty contractors (subject to approval by Landlord, such approval not to be unreasonably withheld, conditioned or delayed) to perform any portion of the work necessary to construct and outfit the Demised Premises which work shall not be payable out of the Allowance unless approved by Landlord. If approved by Landlord, the costs for such work may be paid from the Allowance provided that all Tenant's Work has been paid for. Such specialty work may include, without limitation, data cabling, telephone and data equipment, security, audio/visual equipment, white noise and furniture systems. The Allowance shall in no event be used to purchase any furniture, personal property or other non-building system equipment of Tenant. In the event that a portion of the Allowance is not used to pay for Tenant Work or specialty work or credited against Annual Basic Rent, the Annual Basic Rent shall be reduced at the rate of Fifteen Cents ($0.15) per One Dollar ($1.00) per rentable square foot of unused or unapplied Allowance, up to a maximum Unused Allowance of Seven and 50/100 Dollars ($7.50) per square foot. Notwithstanding anything to the contrary set forth elsewhere in this Exhibit B, Landlord shall not have any obligation to advance to Tenant any portion of the Allowance until Landlord shall have reasonably approved the project budget for the Tenant's Work. Prior to approval of the project budget Tenant shall pay all of the costs and expenses incurred in connection with the Tenant's Work. In the event that the approved project budget is greater than the Allowance, Landlord's advances against the Allowance shall be in an amount equal to Landlord's pro rata portion of requested amounts and Landlord shall reimburse Tenant in an amount equal to Landlord's pro rata share of sums advanced by Tenant prior to approval by Landlord of the project budget. Tenant shall have the right to designate as "to be paid directly by Tenant" on any Application for Payment any items which Tenant has the right to remove pursuant to Section 17.8 of the Lease. The Allowance, the additional Allowance and the inspection and monitoring fee shall be paid pro rata based upon the square footage then under construction. The Allowance shall remain available for use by Tenant until four (4) years after the Rent Commencement Date and the additional Allowance shall remain available for use by Tenant until two (2) years after the Rent Commencement Date (i.e., Tenant must have commenced construction of the applicable Phase on or prior to such dates or anniversaries). The Unused Allowance, if any, shall be determined for Phase 1 as of the completion of the initial improvements for Phase 1, and for Phase 2 as of the earlier of the completion of the initial improvements for Phase 2 and the fourth annual anniversary of the Rent Commencement Date. Landlord shall, at Tenant's request (to be submitted no later than thirty (30) days after the date described in the immediately preceding sentence), apply such Unused Allowance (subject to the limitations described above) toward payment of the first full monthly payments of Annual Basic Rent due hereunder following any such request.

       9. Existing Building Materials; Removal of Tenant's Property. Any existing building materials within the Demised Premises that Tenant reuses (e.g., lights, doors, frames, hardware, etc.) shall be at no cost to Tenant and shall not be deducted from the Allowance.

       10. Landlord Payment. Landlord shall make available to Tenant the Landlord Payment to be used by Tenant for the Tenant Performed Landlord Work including all engineering, design, labor and materials associated therewith.

                                  SCHEDULE 1-A



                                  LANDLORD WORK


       1) Complete construction of new parking area as required to provide three spaces per one thousand rentable square feet in accordance with the design attached to the lease as Exhibit G, and make such other parking, curbing, aisle, landscaping and other changes required by the applicable governmental authorities as a condition to their final approval of the Site-Plan referred to in Paragraph 6 below.

       2)     Seal and re-stripe existing parking areas.

       3)     Re-caulk and repair cracks in existing brick facade.

       4) Obtain condition report on roof (coordinate and consult with Tenant) and complete all corrective, remedial and/or replacement work.

       5)     Lower roof overflow scuppers.

       6) Site-Plan - file and receive approval from applicable governmental authority. Landlord agrees that to the extent that performance of the Tenant Work and/or the Tenant Performed Landlord Work is actually delayed as a result of Landlord's failure to obtain final approval of the Site Plan on or before August 24, 2000, (e.g., if Tenant is delayed in securing its demolition and/or building permits) then such delay shall, to the extent it actually delays the completion of the Tenant Work and/or the Tenant Performed Landlord Work, constitute "Landlord Delay" under the Lease.

       7) Landlord agrees that in the event that any remediation and/or other work is required pursuant to Section 40.7 of the Lease ("EXISTING REMEDIATION") and if the performance of the Tenant Work and/or Tenant Performed Landlord Work is required to be suspended or otherwise actually delayed during or pending completion of such Existing Remediation, then such event shall, to the extent it actually delays the completion of the Tenant Work and/or the Tenant Performed Landlord Work, constitute "Landlord Delay" under the Lease.



                         LANDLORD WORK ALREADY PERFORMED

       1)     Removal of existing underground storage tanks.

       2)     Demolish and remove conveyor.

       3) Drain, close and plug oil interceptor tank, trenches and piping in accordance with applicable laws.

                                  SCHEDULE 1-B

                         TENANT PERFORMED LANDLORD WORK


       1. Demolish and remove CO2 exhaust system, vehicle area equipment, interior concrete masonry walls between the garage bays and open warehouse area.

       2.     Install handicap parking signage at front of building.

       3. Install additional lighting (motion detector sensitive along property line with railroad tracks or wall-mounted high output lighting).

       4. Make all exterior changes necessary to cause building, parking and related areas to comply with ADA and other Legal Requirements, including, but not limited to, locating handicap parking at both building entrances for Premises, constructing ramps at handicap parking locations, construction and/or reconstruction of any access ramps (with rails) to both entrances for Premises and replacement of building entrance doors (where required).

       5. Install windows and related work in place of existing garage bay doors.

       6. Overlay existing concrete slab in accordance with the P. Hobelmann/Kling Lindquist memorandum dated June 22, 2000.

       7. Demolish existing natural gas piping not required for Tenant's use.

       8.     Enclose roof ladder per OSHA and Legal Requirements.

       9.     Install window blinds.

       10. Install automated door opener on main building entrance doors if required by code.

       11. Insulate the roof to achieve an R-value of 15 as required by applicable law.

Rules and Regulations

                                  EXHIBIT "C"


       1. Tenant will not pile, place or permit to be placed any goods, materials, equipment or other obstructions on the sidewalks or parking lots in the front, rear or sides of the Building, or in a place and in a matter so as to block the sidewalks, parking lots and loading areas. Tenant will not obstruct, in any way, the entry passages, corridors, halls, stairways or elevators of the Building, or use them in any way other than as a means of passage to and from the Demised Premises. Tenant will not do anything that directly or indirectly takes away any of the rights of ingress, egress or natural light from any other tenant in the Building.

       2. At any time that other tenants occupy the Project, the delivery, shipping, loading and unloading of supplies, fixtures and all other items to and from the Demised Premises will be subject to the reasonable rules and regulations Landlord may promulgate from time to time with respect to deliveries and shipments.

       3. The plumbing facilities will not be used for any purpose other than that for which they are constructed. No foreign substance of any kind will be thrown into the plumbing facilities. The expense of any breakage, stoppage or damage resulting from a violation of this provision by Tenant or any of its servants, agents, invitees, employees and/or licensees will be borne solely by Tenant.

       4. No radio, speakers, television, phonograph or other sound or similar device (other than a voice and/or phone paging and/or alert system) will be installed or operated in the Demised Premises on any floor where Tenant is not the sole tenant without Landlord's prior written reasonable approval. Tenant will prevent sounds emanating from the Demised Premises from being heard outside the Demised Premises in a manner unreasonably disturbing or annoying to other tenants.

       5. Tenant, before closing and leaving the Demised Premises, will ensure that all entrance doors and all exterior windows are locked.

       6. Tenant will not use the Demised Premises for the sale of any goods, wares or merchandise to the general public. Tenant will not permit anyone to lodge or sleep in the Demised Premises.

       7. Landlord reserves to itself all rights not granted to Tenant under this Lease, including, but not limited to, the right to install and maintain "for sale" signs on the exterior of the Building and, during the last 400 days of the Term (or earlier if an Event of Default has occurred and is continuing), "for lease" signs on the exterior of the Building. In addition, Landlord shall have the right to erect a tasteful monument sign.

                                   EXHIBIT "D"

                          FORM OF ESTOPPEL CERTIFICATE

              This Tenant Estoppel Certificate (this "Certificate"), dated as of ________, is executed by Gene Logic Inc. ("Lessee") in favor of
       _____________ , a ________________________________ ("Lessor") and
       ("________").


                                    RECITALS

              A. Lessee and Lessor have entered Into a Lease dated as of July __, 2000 ("Lease") for a portion of the Property located at ________ (the "Property").

              B. Pursuant to the Lease, Lessee has agreed that upon the request of Lessor, Lessee would execute and deliver a tenant estoppel certificate certifying to the status of the Lease.

              C. Lessor has requested that Lessee execute this Certificate. Lessee certifies, warrants, and represents to Lessor ____________ and as follows:

       SECTION 1. LESSEE. Lessee is the lessee of the Property (the "Leased Premises"), pursuant to the Lease, a correct copy of which is attached as Exhibit A.

       SECTION 2. LEASED PREMISES. The Leased Premises consist of
________________ (____________) square feet of the (____________) floor of the
Property, as more particularly described in the Lease.

       SECTION 3. FULL FORCE OF LEASE. As of the date of this Certificate, the Lease is in full force, has not been terminated, and is to Lessee's knowledge, subject only to any offsets, counter-claims, or defenses of Lessee as are set forth herein.

       SECTION 4. COMPLETE AGREEMENT. The Lease constitutes the complete agreement between Lessor and Lessee for the Leased Premises and the Property, and no amendments, modifications or extensions to the Lease, either written or oral, currently exist, other than ______________________________________________
_______________________________________________________________________________.

       SECTION 5. ACCEPTANCE OF LEASED PREMISES. Lessee has accepted and is currently occupying the Leased Premises.

       SECTION 6. LEASE TERM. The term of the Lease commenced on and ends on _____________________________________ , subject to the following options to extend:_________________________________________.

       SECTION 7. PURCHASE RIGHTS.

              Lessee has no option, right of first refusal, right of first offer, or other right to purchase all or any portion of the Leased Premises or all or any portion of the Property, except as follows:
       ________________________________________________________________________
       ______________________________________.

       SECTION 8. RIGHTS OF LESSEE.

              Except as expressly stated in this Certificate, Lessee:

              (a) has no right to renew or extend the term of the Lease;

              (b) has no option or other right to purchase all or any part of the Leased Premises or all or any part of the Property;

              (c) has no right, title, or interest in the Leased Premises, other than as Lessee under the Lease.

       SECTION 9. RENT.

              (a) The rent under the Lease is current, and Lessee is not in default in the performance or any of Its obligations under the Lease.

              (b) Lessee is currently paying base rent under the Lease in the amount of $_________________ per month. Lessee has not received and is not entitled to any abatement, refunds, rebates, concessions or forgiveness of rent or other charges, free rent, partial rent, or credits, offsets or reductions in rent, except as follows: ______________
       ________________________________________________________________________.

              (c) Lessee's estimated share of operating expenses, common area charges, insurance, real estate taxes and administrative and overhead expenses is 100% and is currently being paid at the rate of $____________ per month.

              (d) To Lessee's knowledge, there are no existing defenses or offsets against rent due or to become due under the terms of the Lease, and there has been no default or other wrongful act or omission by the landlord under the lease or otherwise in connection with Lessee's occupancy of the Leased Premises, except as follows: ____________________
       ________________________________________________________________________.
        (if none, please state "None").

       SECTION 10. SECURITY DEPOSIT.

              The amount of Lessee's security deposit hold by Lessor under the Lease is ___________________________ Dollars ($_______________).

       SECTION 11. PREPAID RENT.

              The amount of prepaid rent, separate from the security deposit, is _______________ Dollars ($___________) covering the period from ________
       to __________.

       SECTION 12. INSURANCE.

              All insurance, if any, required to be maintained by Lessee under the Lease is presently in effect.

       SECTION 13. TENANT IMPROVEMENTS.

              To Lessee's know ledge, all construction of buildings, site improvements and facilities and interior tenant improvements and other requirements respecting the Leased Premises which Lessor was to have performed in accordance with the terms of the Lease have been performed and completed in all respects and accepted by Lessee, except ____________. All tenant allowances, reimbursements for construction costs and other, similar sums agreed to be paid by the landlord respecting the Leased Premises have been paid, except as follows: _______
       ________________________________________________________________________.

       SECTION 14. LESSOR'S OBLIGATIONS.

              As of the date of this Certificate, to Lessee's knowledge, Lessor has performed all obligations required of Lessor under the Lease; no offsets, counterclaims, or defenses of Lessee under the Lease exist against Lessor, and no events have occurred that, with the passage of time or the giving of notice, would constitute a basis for offsets, counterclaims, or defenses against Lessor, except as follows: ___________
       ________________________________________________________________________.

       SECTION 15. ASSIGNMENTS BY LANDLORD.

              Lessee has received no notice of any assignment, hypothecation or pledge of the Lease or rentals under the Lease by Landlord.

       SECTION 16. ASSIGNMENTS BY LESSEE.

              Lessee has not sublet or assigned the Leased Premises or leased any portion thereof to any sublessee or assignee. The address for notices to be sent to Lessee is as set forth in the Lease.

       SECTION 17. ENVIRONMENTAL MATTERS.

              (a) Lessee is in compliance with Section 40 of the Lease.

              (b) Lessee has not received any notice, written or oral, of violation of any Environmental Law and there are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Leased Premises.

       SECTION 18. NOTIFICATION BY LESSEE.

              From the date of this Certificate and continuing until __________. Lessee agrees to immediately notify Lessor and ______________ at the following addresses, on the occurrence of any event or the discovery of any fact that would make any representation contained in this Certificate inaccurate:

                               Alexandria Real Estate Equities, Inc.
                               135 North Los Robles Avenue
                               Suite 250
                               Pasadena, California 91101
                               Attn: General Counsel

                               -----------------------------

                               -----------------------------

                               -----------------------------

                               -----------------------------

              Lessee makes this Certificate with the knowledge that it will be relied on by ____________ in agreeing to _______________________________.

              Lessee has executed this Certificate as of the date first written above by the person named below, who are duly authorized to do so.

                            LESSEE:
                                    --------------------------------------------

                            By:
                                ------------------------------------------------
                            Its:
                                 -----------------------------------------------

                            Dated:
                                  ----------------------------------------------

                                   EXHIBIT "E"

                    ACKNOWLEDGMENT OF RENT COMMENCEMENT DATE

       This acknowledgment is made pursuant to Section 4.4 of that certain Lease dated July ___, 2000 by and between ARE-50 WEST WATKINS MILL, LLC, a Delaware limited liability company, Landlord, and GENE LOGIC INC., a Delaware corporation, Tenant, with respect to 50 West Watkins Mill Road, Gaithersburg in the County of Montgomery, Maryland.

 We hereby acknowledge that the Rent Commencement Date of the Lease is
___________________



                            TENANT:

                            GENE LOGIC INC. , a Delaware corporation


                            By:
                               ------------------------------

                            Its:
                                ------------------------------



                            LANDLORD:

                            ARE - 50 WEST WATKINS MILL, LLC,
                            a Delaware limited liability company

                            By: ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership

                                      By:       ARE-QRS, CORP.,
                                                a Delaware corporation


                                                By:
                                                   --------------------------
                                                Name:
                                                     ------------------------
                                                Its:
                                                    -------------------------

                                   EXHIBIT "F"

       THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement" is made as of ________, ________, between GENE LOGIC INC., a Delaware Corporation ("Tenant"), having an address at ___________ , and __________ ("Lender ") having an address at ________.


                                   WITNESSETH:

       WHEREAS, Tenant is the tenant under that certain lease (the "Lease") dated ________, by and between Tenant and ARE-50 WEST WATKINS MILL, LLC wherein Landlord leased to Tenant certain premises known as 50 West Watkins Mill Road, Gaithersburg, MD 20878 (the "Premises") and located on that certain land described in Exhibit A attached hereto and made a part hereof (the "Land"); and

       WHEREAS, Landlord is about to make, execute and deliver its Promissory Note ("Note") to Lender, which Note shall be secured by, among other security, a lien encumbering the Land and the improvements constructed thereon (the Land and such improvements being hereinafter referred to as the "Mortgaged Property") pursuant to a Mortgage, Security Agreement and Assignment of Leases and Rents (as thereafter amended and modified, the "Mortgage") (the Mortgage and all other instruments securing the Note are herein collectively called the "Security Documents"); and

       WHEREAS, Lender and Tenant desire to confirm their agreements with respect to the Lease and the Security Documents.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

       1. Subordination. The Lease and all right, title and interest in the Mortgaged Property created thereby (including without limitation, any purchase options, rights of first refusal, lease renewal rights, etc.) are, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the liens and effect of the Security Documents.

       2. Non-Disturbance. So long as the Lease is in full force and effect and Tenant is not in default under the Lease (after notice, if required pursuant to the Lease, and beyond any period given Tenant to cure such default) or under this Agreement after notice and a reasonable opportunity to cure:

       (a) Subject to Paragraph 3 hereof, Lender will recognize the Lease and Tenant's possession of the Premises and Tenant's right and privileges under the Lease shall not be diminished or interfered with by Lender, and Tenant's occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any extensions or renewals thereof; and

       (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Mortgage or to enforce any rights or remedies of Lender under the Mortgage which would cut-off, destroy, terminate or extinguish the Lease or Tenant's interest and estate under the Lease.

Notwithstanding the foregoing provisions of this paragraph, if it shall be required under applicable law for Lender to name or join Tenant as a party in a foreclosure proceeding with respect to the Mortgage, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement and the Lease, and Lender shall not seek affirmative relief from Tenant in such action or proceeding, nor shall the Lease be cut off or terminated, nor Tenant's possession thereunder disturbed.

       3.     Attornment.

       (a) Tenant acknowledges that it has notice that Landlord's interest under the Lease and the rents and all other sums due thereunder have been assigned to Lender as part of the security for the Note secured by the Mortgage. Notwithstanding anything to the contrary contained herein or in the Lease, in the event that Lender notifies Tenant of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant agrees that it shall pay its rent and all other sums due under the Lease to Lender, provided, however, that Tenant shall be provided written notice at least ten (10) days prior to Tenant's obligation to pay rent and other sums due under the Lease to Lender, and provided, further that in such event, upon the payment to Lender of such rent and other sums Landlord, subject to the provisions of subparagraph 3(c), shall remain liable to Tenant for the performance of Landlord's obligations under the Lease. All rents and other sums paid by Tenant to Lender shall be credited against Tenant's rental obligations under the Lease, and payment to Lender of rents and such other sums due under the Lease will be deemed to be payment to Lender of rents and such other sums due under the Lease will be deemed to be payment to Landlord for purposes of the Lease. Landlord joins in the execution of this Agreement for the purpose of, among other things, consenting to the provisions of this subparagraph 3(a).

       (b) If Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Premises upon or following foreclosure of the Mortgage, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, each being a "Successor-Landlord"), Tenant shall attorn to and recognize Successor-Landlord as Tenant's landlord under the Lease and shall promptly deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease, except that Successor-Landlord shall not:

              (i) be liable for any previous act or omission of Landlord under the Lease; provided, however, that the foregoing provisions of this clause

(b) shall not exculpate the Successor Landlord from liability for performing Landlord's obligations under this Lease which are of a continuing nature Including, without limitation, Landlord's repair and maintenance obligations under the Lease;

              (ii) be subject to any off-set, which shall have previously accrued to Tenant against Landlord;

              (iii) be bound by any modification of the Lease (if such modification was made after the date that Successor-Landlord obtained its mortgagee interest) or by any previous prepayment of rent or additional rent for more than one month which Tenant might have paid to Landlord (other than any security deposit), unless such modification or prepayment shall have been expressly approved in writing by Lender;

              (iv) be liable for any security deposited under the Lease unless such security has been physically delivered to Lender; or

              (v) be obligated to commence or complete any construction or to make any contribution toward construction or installation of any improvements upon the Mortgaged Property required under the Lease.

       4. Lease Modifications. Tenant agrees that without the prior written consent of Lender, it shall not: (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof; (b) tender a surrender of the Lease or make a prepayment of any rent or additional rent in excess of one (1) month; or (c) subordinate or permit the subordination of the Lease to any lien subordinate to the Mortgage. Any such purported action without such consent shall be void as against the holder of the Mortgage.

       5.     Notice of Default; Opportunity to Cure.

       (a) Any default or similar notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right of Tenant dependent upon such notice shall take effect only after such notice to Lender is so given. Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in section (b) below.

       (b) Without limiting the generality of the foregoing, Tenant shall promptly notify Lender of any default, act or omission of Landlord which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction (a "Landlord Default") (except that the terms of this subparagraph 5(b) shall not be applicable to Section 4.1 or Article 22 and/or 23 of the Lease). In the event of a Landlord Default, Tenant shall not exercise any rights available to it to cancel or terminate the Lease: i) until it has given written notice of such Landlord Default to Lender; and ii) unless Lender has failed, within sixty (60) days after Lender receives such notice, to cure or remedy the Landlord Default or, if the same is of a nature that same cannot with due diligence be remedied by Lender within such sixty (60) days after Lender receives such notice, until a reasonable period for remedying such Landlord Default has elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Documents to remedy the same (which reasonable period shall in no event be less than the period during which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy); provided that Lender shall with due diligence commence and prosecute a remedy for such Landlord Default. If Lender cannot reasonably remedy a Landlord Default until after Lender obtains possession of the Mortgaged Property, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such Landlord Default until the expiration of a reasonable period necessary for the remedy after Lender institutes proceedings to obtain possession of the Mortgaged Property through a foreclosure or otherwise, or for the appointment of a receiver for the Mortgaged Property, provided that Lender institutes and prosecutes such proceedings with due diligence. Lender shall have no obligation hereunder to remedy any Landlord Default.

       6. Notice of Lien. To the extent that the Lease entitles Tenant to notice of the existence of any mortgage and the identity of any lender, this Agreement shall constitute such notice to Tenant, with respect to the Mortgage.

       7. Limitation of Liability. Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Mortgage or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

       8.     Priority.

       (a) Tenant acknowledges and agrees that this Agreement supersedes (but only to the extent inconsistent with) any provisions of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Mortgage.

       (b) Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any entity which shall succeed Lender with respect to the Mortgaged Property, or any portion thereof, provided such agreement is substantially similar to this Agreement.

       9. Notices. Any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing and shall be:
(a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by postage prepaid registered or certified mail, return receipt requested. All such notices, consents, requests or other communications shall be addressed to Tenant or Lender at the address for such party previously set forth in this Agreement, or to such other address as Tenant or Lender shall in like manner designate in writing. All notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail. Any party may change its address for purposes hereof by notice to the other parties given in accordance with the provisions hereof.

       10. General. This Agreement may not be modified or terminated orally. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. The term "Lender" shall mean the then holder of any interest in the Mortgage. The term "Landlord" shall mean the then holder of the lessor's interest in the Lease. The term "person" shall mean any individual, joint venture, corporation, partnership, trust, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and any amendments or modifications to the Lease which are consented to in writing by Lender. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved in favor of this Agreement.

       11. Waivers. Both Tenant and Lender hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

       .      Governing Law. This agreement shall be governed by and construed in accordance with the laws of the state in which the Land is located.

       IN WITNESS WHEREOF, the parties hereto have executed this Subordination, Non- Disturbance and Attornment Agreement to be effective as of the day and year first stated above.

                            "LENDER"

                            ---------------------------------------------------


                            By:
                               ------------------------------------------------
                            Name:
                                 ----------------------------------------------
                            Title:
                                  ---------------------------------------------


                            "TENANT"

                            GENE LOGIC INC.
                            a Delaware Corporation


                            By:
                               ------------------------------------------------
                            Printed Name:
                                         --------------------------------------
                            Title:
                                  ---------------------------------------------

AGREED AND CONSENTED TO:

"BORROWER"

ARE - 50 WEST WATKINS MILL, LLC, a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
       a Delaware limited partnership

       By:    ARE-QRS, CORP.,
              a Delaware corporation


              By:
                 ------------------------------------
              Name:
                   ----------------------------------
              Title:
                    ---------------------------------

                                 ACKNOWLEDGMENTS

                   [Insert appropriate state acknowledgments]

                                   EXHIBIT "G"

                                     PARKING

                     [SEE EXHIBITS "G-1" AND "G-2" ATTACHED]